UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
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BANCORPSOUTH, INC.
(Name of Registrant as Specified In Its Charter)
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One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
March 26, 2010
TO THE SHAREHOLDERS OF
  BANCORPSOUTH, INC.
     On Wednesday, April 28, 2010, at 9:00 a.m. (Central Time), the annual meeting of shareholders of BancorpSouth, Inc. will be held at BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. You are cordially invited to attend and participate in the meeting.
     Please read our enclosed Annual Report to Shareholders and the attached Proxy Statement. They contain important information about BancorpSouth and the matters to be addressed at the annual meeting.
     Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:
•	Use the Internet at the web address shown on your proxy card;

•	Use the telephone number shown on your proxy card; or

•	Complete, sign, date and return your proxy card in the postage-paid envelope provided.
     Instructions regarding each method of voting are contained in the Proxy Statement and on the enclosed proxy card. If you attend the annual meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.
     I look forward to seeing you at this year’s annual meeting.

Sincerely,

AUBREY B. PATTERSON
Chairman of the Board
and Chief Executive Officer
Enclosures:
1. Proxy Card and Business Reply Envelope
2. Annual Report to Shareholders
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR PROXY BY INTERNET,
TELEPHONE OR BY COMPLETING, SIGNING, DATING
AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY.

One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2010
TO THE SHAREHOLDERS OF
  BANCORPSOUTH, INC.
     The annual meeting of shareholders of BancorpSouth, Inc. will be held on Wednesday, April 28, 2010, at 9:00 a.m. (Central Time) at BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 for the following purposes:
(1)	To elect four directors;

(2)	To ratify the Audit Committee’s appointment of KPMG LLP as the independent registered public accounting firm of BancorpSouth, Inc. and its subsidiaries for the year ending December 31, 2010;

(3)	To consider and act upon a shareholder proposal requesting necessary steps be taken to cause the annual election of all directors, if properly presented at the annual meeting; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
     The Board of Directors has fixed the close of business on March 10, 2010 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

AUBREY B. PATTERSON
Chairman of the Board
and Chief Executive Officer

March 26, 2010
IMPORTANT:
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY BY INTERNET, TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

Counting of Votes	50
Section 16(a) Beneficial Ownership Reporting Compliance	50
Shareholder Nominations and Proposals	50
Householding of Proxy Materials and Annual Reports	51
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting	52
Miscellaneous	52

One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
PROXY STATEMENT
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
     This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors, to be voted at our annual meeting of shareholders to be held at BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 on April 28, 2010, at 9:00 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are first being sent to shareholders on or about March 26, 2010.
     If your proxy is properly given and not revoked, it will be voted in accordance with the instructions, if any, given by you, and if no instructions are given, it will be voted (i) “FOR” the election as directors of the nominees listed in this Proxy Statement, (ii) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010, (iii) “AGAINST” the shareholder proposal requesting necessary steps be taken to cause the annual election of all directors and (iv) in accordance with the recommendations of our Board of Directors on any other proposal that may properly come before the annual meeting.
     Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Shareholders who vote by proxy using any method before the annual meeting have the right to revoke the proxy at any time before it is exercised by submitting a written request to us or by voting another proxy at a later date. The grant of a proxy will not affect the right of any shareholder to attend the meeting and vote in person. For a general description of how votes will be counted, please refer to the section below entitled “GENERAL INFORMATION — Counting of Votes.”
     Pursuant to the Mississippi Business Corporation Act and our governing documents, a proxy to vote submitted by Internet or telephone has the same validity as one submitted by mail. To submit your proxy to vote by Internet, you need to access the website www.proxyvotenow.com/bxs, enter the nine-digit control number found on the enclosed proxy card and follow the instructions on the website. To submit your proxy to vote by telephone, call 1-866-257-2279, enter the nine-digit control number on the enclosed proxy card and follow the instructions. You may submit your proxy to vote by Internet or telephone at any time until 2:00 a.m. (Central Time) on April 28, 2010 and either method should not require more than a few minutes to complete. To submit your proxy to vote by mail, please complete, sign, date and return the enclosed proxy card in the enclosed business reply envelope.
     If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Each method of voting listed above is offered to shareholders who own their shares through a broker, bank or other holder of record. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that may properly come before the annual meeting.
     The close of business on March 10, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this year’s annual meeting. As of such date, we had 500,000,000 authorized shares of common stock, $2.50 par value, of which 83,459,120 shares were outstanding. Each share of our common stock is entitled to one vote. The common stock is our only outstanding voting stock. Holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
     Our Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Directors are elected by a plurality of the votes cast by the holders of shares of common stock represented at a meeting at which a quorum is present. The holders of our common stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast only one vote per share for each nominee.
     Our Amended and Restated Bylaws provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from than votes “for” his or her election must promptly tender his or her resignation following certification of the shareholder vote. The Nominating Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will act on the Nominating Committee’s recommendation within 90 days following certification of the shareholder vote.
     Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered by the proxy for the nominees listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.
Nominees
     The Board of Directors has nominated the four individuals named below in the section entitled “Class III Nominees” for election as directors to serve until the annual meeting of shareholders in 2013 or until their earlier retirement in accordance with our retirement policy for directors or otherwise. Our retirement policy for directors provides that a director may not stand for re-election to the Board after reaching his 70th birthday, unless the Board determines that we would significantly benefit from such director serving another term because of his advice, expertise and influence.
     At the end of a director’s term, the Board may, in its discretion, re-nominate that director for another term. If the Board does not re-nominate a former director for another term after his 70th birthday or such person is not re-elected by our shareholders, the person would then serve as a Director Emeritus for a one-year term, and be eligible for re-election as a Director Emeritus by the Board annually. A Director Emeritus does not have the authority of a director and does not meet with the Board, but is given this title in honor of past service.
     Each nominee has consented to be a candidate and to serve as a director if elected.
     The biographies below show the names, ages, principal occupations and other directorships of public companies held by each of the nominees designated by the Board of Directors to become directors. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills that led to the Nominating Committee’s conclusion that the nominee should serve as one of our directors.
     Class III Nominees — Term Expiring in 2013
     Larry G. Kirk, age 63, served as the Chairman of the Board and Chief Executive Officer from 1996 to 2005 of Hancock Fabrics, Inc., a fabric retailer and wholesaler, and as the President and Chief Financial Officer of Hancock Fabrics from 1989 to 1996. In addition, Mr. Kirk has served as the Chairman of several non-profit community organizations, such as Community Development Foundation and CREATE, Inc. Since 2005, he has served on the Audit Committee of North Mississippi Health Services, Inc. Mr. Kirk has served on our Board of Directors since 2002 and currently serves as Chairman of the Audit Committee, a position he has held since 2003.
     Mr. Kirk brings a wealth of financial expertise and public accounting knowledge to the Board. He also possesses practical business experience as the former Chief Financial Officer and then Chief Executive Officer of a public company. Mr. Kirk qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.
     Guy W. Mitchell, III, age 66, is an attorney and President of the law firm Mitchell, McNutt and Sams, P.A. Mr. Mitchell has been active in the practice of law since 1972. He has continually served on the Board of Directors of his law firm since 1976. During the course of his career, Mr. Mitchell has advised numerous corporate clients concerning the risk involved in the operation of their businesses, industries, partnerships and associations. He has served on the Board of Directors of North Mississippi Health Services, Inc., North Mississippi Medical Center, Community Development Foundation and CREATE, Inc., where his duties were in the areas of analyzing financial results of operations, setting budgets, reviewing and approving compensation plans, and risk assessment. Mr. Mitchell has represented the City of Tupelo, Mississippi as general counsel for over 30 years. Mr. Mitchell has served on our Board of Directors since 2003.
     Mr. Mitchell has an extensive background in law, and brings executive decision making and risk assessment skills to the Board as a result of this experience. He has also served on the boards of a number of other corporations and charitable organizations.
     R. Madison Murphy, age 52, is a director of Murphy Oil Corporation (NYSE: MUR), an integrated oil company. Mr. Murphy has previously served as Vice President of Planning and Treasurer (1988-1991), Chief Financial Officer (1992-1994) and Chairman of the Board of Directors (1994-2004) of Murphy Oil. In addition, he has held positions as Accountant, Auditor and Manager — Treasury and Financial Controls with Murphy Oil or its affiliates. Mr. Murphy also serves as a director of Deltic Timber Corporation, a timber production company. He is the Managing Member of Murphy Family Management, LLC, a family investment management company. He has served on our Board of Directors since our merger with First United Bancshares in 2000 and, prior to the merger, had served on the Board of Directors of First United Bancshares since 1989.
     Mr. Murphy brings to the Board valuable knowledge and business experience from his service as the Chief Financial Officer and Chairman of the Board of a New York Stock Exchange listed company. He also possesses banking knowledge through his service as a director of a predecessor banking organization. Mr. Murphy qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.
     Aubrey B. Patterson, age 67, has served as our Chairman of the Board and Chief Executive Officer since 1991 and has served on our Board of Directors since 1983. He served as our Chief Executive Officer and President from 1990 to 1991 and as our President and Chief Operating Officer from 1983 to 1990. Mr. Patterson also serves on the board of directors of Furniture Brands International, Inc. (NYSE: FBN), a furniture manufacturer. In February 2010, Mr. Patterson was named to the Board of Directors of The Financial Services Roundtable, a premier executive forum for leaders in the financial services industry. Mr. Patterson has held numerous positions in professional leadership, including service as Chairman of the American Bankers Association, President of the Mississippi Bankers Association, Chairman of the University of Mississippi Business Advisory Council and as a member of the Bankers Advisory Council of the Conference of State Bank Supervisors, a national organization that oversees state-chartered banking. Mr. Patterson has served in leadership positions with the Community Development Foundation, North Mississippi Health Services, Inc. and the Mississippi Economic Council, the University of Mississippi Foundation, CREATE Inc., the Commission on the Future of Northeast Mississippi and the Mississippi Partnership for Economic Development. In 2004, Mr. Patterson was appointed to an 11-year term on the Mississippi Board of Trustees of the Institutions of Higher Learning.
     Through his 27 years of service to BancorpSouth, including over 20 years as Chief Executive Officer, Mr. Patterson brings to the Board a deep institutional knowledge and perspective regarding our strengths, challenges and opportunities. His diverse experiences and leadership roles in the financial services industry provide the Board with expanded perspective regarding other financial services institutions and the relevant risks and opportunities facing the banking industry.
Continuing Directors
     Each person named below will continue to serve as a director until the annual meeting of shareholders in the year indicated for the expiration of his term. Shareholders are not voting this year on the election of the Class I and Class II directors listed below. The biographies below show the names, ages, principal occupations and other directorships of public companies held by each continuing director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills for each of the continuing directors that led to the selection of him for our Board of Directors.

     Class II Directors — Term Expiring in 2011
     W. G. Holliman, Jr., age 72, is the Managing Partner of Five Star, LLC, a family investment management company. Mr. Holliman is a director and the former Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), a publicly held furniture manufacturing company. Mr. Holliman is also a minority owner in a commercial construction business. He has served on our Board of Directors since 1994.
     Mr. Holliman brings entrepreneurial and business-building skills and experience to the Board, having previously served as Chief Executive Officer for a New York Stock Exchange listed company. His institutional knowledge and longstanding Board service make him a qualified member of the Board.
     James V. Kelley, age 60, has served as our President and Chief Operating Officer since our merger with First United Bancshares, Inc. in 2000. Prior to the merger, Mr. Kelley served as Chairman, President and Chief Executive Officer of First United Bancshares. He was Chairman and Chief Executive Officer of First National Bank in El Dorado, Arkansas from 1985 to 2000. Mr. Kelley is a former board member of the Little Rock Branch of the Federal Reserve Bank of St. Louis. He has served on our Board of Directors since 2000.
     Mr. Kelley brings valuable insight and knowledge to the Board as a result of his service as our President and Chief Operating Officer. He also brings valuable banking knowledge from his years of service in the financial services industry, including his leadership of a predecessor banking organization and his service with the Federal Reserve Bank.
     Turner O. Lashlee, age 73, is the Chairman of the Board of Lashlee-Rich, Inc., a general construction company. Mr. Lashlee has almost 50 years of bank board experience and has been a member of our Board of Directors since 1992. Mr. Lashlee has been in the commercial and industrial construction business for 51 years and has served on our Board of Directors since 1992.
     Mr. Lashlee brings a vast amount of knowledge regarding banking to the Board as a result of his many years of experience in the financial services industry with several banking organizations. He also has a wealth of experience in risk assessment from his long tenure in the commercial and industrial construction business.
     Alan W. Perry, age 62, is an attorney with the law firm Forman Perry Watkins Krutz & Tardy LLP. Mr. Perry is a member of the Board of Trustees of Mississippi Institutions of Higher Learning and a Trustee of The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation, charitable foundations with the primary purpose of supporting colleges and universities in Mississippi. He is a former member of the Standing Committee on Rules of Practice and Procedure of the Judicial Conference of the United States and served as Law Clerk to Judge Charles Clark, United States Court of Appeals, Fifth Circuit. Mr. Perry has served on our Board of Directors since 1994 and currently chairs the Risk Management Committee of BancorpSouth Bank.
     Mr. Perry brings a wealth of legal and risk management skills to the Board. He also provides governance and community-service skills and experience gained through his service on the boards of various charitable organizations.
     Class I Directors — Term Expiring in 2012
     James E. Campbell, III, age 60, is the President and Chief Operating Officer of H+M Company, Inc., a group of nine engineering and construction-related companies that have aggregate annual sales of $500 million and employ over 600 individuals. Mr. Campbell’s experience in retail distribution, institutional and heavy industrial projects in all areas of the United States provides him with insight into the areas of asset quality, particularly real estate development and construction risk, trust and brokerage, insurance and personnel. Mr. Campbell has been a member of our Board of Directors since 2008.
     Mr. Campbell brings executive decision-making and risk assessment skills to the Board as a result of his experience in the construction industry. His experience in real estate development and construction is especially important as we manage through the current economic downturn, much of which is real-estate driven.
     Hassell H. Franklin, age 74, is the Chief Executive Officer and founder of Franklin Corp., one of the largest privately owned furniture manufacturers in the United States. He is Past Chairman of the American Furniture Manufacturers Association. Mr. Franklin has served on our Board of Directors since 1974.

     Mr. Franklin brings extensive leadership and strategic planning experience to the Board through his experience as the Chief Executive Officer and founder of a large manufacturing company. His institutional knowledge and long tenure on the Board make him a valuable member of the Board.
     Robert C. Nolan, age 68, is Chairman of the Board of Deltic Timber Corporation (NYSE: DEL), a publicly held timber production company. Mr. Nolan is also Managing Partner of Munoco Company, a family-owned oil and gas exploration and production company. Mr. Nolan has served on our Board of Directors since our merger with First United Bancshares, Inc. in 2000, and had served on the Board of Directors of First United Bancshares since 1982.
     Mr. Nolan brings to the Board valuable knowledge and strategic planning experience from his service as the Chairman of the Board of a New York Stock Exchange listed company. He also possesses banking knowledge through his service as a director of a predecessor banking organization.
     W. Cal Partee, Jr., age 65, is a senior partner in Partee Flooring Mill, Oil and Timber Investments, an oil and lumber production company, and has been responsible for its daily operation of business and timber and land investments for approximately 40 years. Mr. Partee has served on our Board of Directors since our merger with First United Bancshares, Inc. in 2000, and had served on the Board of Directors of First United Bancshares since 1983.
     Mr. Partee brings entrepreneurial business knowledge and experience to the Board through his management of a company with numerous employees and the supervision of multi-million dollar budgets. He also possesses vast banking knowledge through his service as a director of a predecessor banking organization.
     Each of the nominees and continuing directors has had the principal occupation indicated for more than five years unless otherwise indicated.
Required Vote
     Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast by the holders of shares of common stock represented at the annual meeting and entitled to vote.
The Board of Directors recommends that shareholders vote
“FOR” each of the Class III nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010 and seeks ratification of the appointment by our shareholders. This firm has served as our independent registered public accounting firm since 1973.
     In addition to rendering audit services for the year ended December 31, 2009, KPMG LLP performed various other services for us and our subsidiaries. The aggregate fees billed for the services rendered to us by KPMG LLP for the years ended December 31, 2009 and December 31, 2008 were as follows:

	2009	2008
Audit Fees(1)	$737,000	$802,835
Audit-Related Fees(2)	47,000	47,000
Tax Fees	—	—
All Other Fees	—	—

Total	$784,000	$849,835

(1)	The Audit Fees for the years ended December 31, 2009 and 2008 consisted principally of fees for professional services in connection with the audits of our consolidated financial statements and the audit of internal control over financial reporting as well as various statutory and compliance audits.

(2)	The Audit-Related Fees for the years ended December 31, 2009 and 2008 consisted principally of fees for audits of financial statements of certain employee benefit plans.
     All audit and non-audit services performed by our auditor must be pre-approved by the Audit Committee. The Audit Committee specifically reviews and pre-approves each audit and non-audit service provided by our auditor prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.
Required Vote
     Shareholder ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010 is not required by our Amended and Restated Bylaws or otherwise. Nonetheless, the Board of Directors has elected to submit the appointment of KPMG LLP to our shareholders for ratification. If a quorum is present, this proposal will be approved if the votes cast for ratification exceed the votes cast against ratification. If the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010 is not ratified, the matter will be referred to the Audit Committee for further review.
     Representatives of KPMG LLP will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

PROPOSAL 3: SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS BE TAKEN TO CAUSE THE ANNUAL ELECTION OF ALL DIRECTORS
     Gerald R. Armstrong, who owns 200 shares of our common stock, has given notice that he intends to present the proposal set forth below at the annual meeting. The proposal will be voted on only if properly presented at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from his submission and we take no responsibility for them. To ensure that readers can easily distinguish between the materials provided by the proponent and the materials we have provided, we have placed a box around materials provided by the proponent. Mr. Armstrong’s mailing address is 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917. His telephone number is 303-355-1199.

Resolution
     That the shareholders of BancorpSouth, Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.
Statement
     The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.
     As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.
     The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.
     Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”
     While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.
     The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.
     In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.
     If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.
Company Statement in Opposition to the Shareholder Proposal
     After careful consideration, our Board of Directors recommends a vote “AGAINST” this proposal that asks the Board to take the steps necessary to declassify the Board of Directors and require that all directors stand for election annually. Our Board currently consists of 12 directors divided into three classes, each class consisting of four directors. One class is elected at each annual meeting of the shareholders for a three-year term. We adopted the classified board provision contained in our Restated Articles of Incorporation in 1984.

     In support of its opposition, the Board offers the reasons set forth below to vote “AGAINST” the proposal.
     We recognized the value of providing for the continuity of leadership early in our history. That view is even more profound today with the multiple challenges and opportunities that confront financial institutions. Good corporate planning and initiatives are strategic in nature and often require several years to implement and realize results. The proponent would have you believe that it is in the best interests of shareholders to elect or replace our entire Board each year, including those directors who also serve as executive officers. Such an outcome could be disruptive to our corporate planning and long-term stability. A classified board improves the likelihood that we can attract and retain highly qualified individuals likely to dedicate the time necessary to our company and industry, and ensures that there is some continuity of leadership. We have recently witnessed unprecedented disruptions in credit markets and government injection of capital into the country’s largest financial institutions, as well as a large number of smaller financial institutions. These are times that demand wisdom, experience and tested leadership. Even with a classified board, shareholders have the ability to elect a majority of the board within two consecutive annual meetings. Two annual meetings could occur within as little as a 12-month period. That possibility provides shareholders with considerable influence over our affairs and holds the directors accountable for their actions.
     A classified board also protects us and you, our shareholders, from the coercive tactics employed by those who seek hostile takeovers. Without classification, those with hostile intent and no concern for current shareholders could obtain control of the board at one annual meeting. A classified board prevents such action and enables the board, if so desired and in the best interests of shareholders, to negotiate at arm’s length the most favorable terms for our shareholders. Our Board feels that this protection and the leverage it provides are necessary to protect the shareholders and create real shareholder value.
     The proponent’s statement maintains that several corporations have de-classified their boards because of the proponent’s efforts and that other corporations will likely reconsider his proposal favorably. The Board has not verified this statement to be true. Regardless, the Board feels strongly that what may be appropriate for one company is not appropriate for all. This “one size fits all” view does not take into account the differences among companies, their management and the industries and markets in which they operate. Shareholders must take into account the history and performance of a company and its record of providing shareholder value. We have an excellent record of providing shareholder value. During the past two years, in the most challenging economic environment our institution has experienced to date, we have produced solid profits, demonstrated strong credit metrics and risk management, and enhanced our liquidity and capital position without reliance on Treasury’s bailout program while also paying cash dividends that, in 2009, increased for the 26th consecutive year. Those actions and the share repurchase plan adopted by the Board provide real value for shareholders.
     The proponent quotes from the 2002 book, Take On The Street, by Arthur Levitt, former Chairman of the Securities and Exchange Commission, as support for his proposal. In his book, Mr. Levitt describes what he considers good corporate governance practices, and focuses on such areas as board size, independence, compensation and perks, and commitment of the board members to the board and committees of the board, as well as the board’s focus on succession planning and executive pay. Mr. Levitt says that “staggered boards aren’t always bad” and notes that a company can have exemplary corporate governance practices notwithstanding the fact that it has a staggered board. The Board feels strongly that BancorpSouth’s corporate governance practices are in line with Mr. Levitt’s recommendations and meet or exceed all requirements of the Securities and Exchange Commission, the New York Stock Exchange and appropriate bank regulators.
     Lastly, the Board wants to assure shareholders that it is well aware of the fiduciary duties owed to BancorpSouth and its shareholders. Those duties exist regardless of the director’s term or circumstances of the director’s election. Recognition and adherence to those duties provide the highest form of accountability of the directors to BancorpSouth and its shareholders.
Required Vote
     If a quorum is present, this shareholder proposal (if properly presented at the annual meeting) will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Approval of this shareholder proposal will not result in the elimination of our classified board. Approval of the proposal will serve as a recommendation by our shareholders to the Board of Directors to take the necessary steps to implement this change. If our shareholders approve this proposal by a substantial margin, the Board of Directors will again review the advisability of our classified board structure and determine whether it is in the best interests of BancorpSouth and its shareholders to present an amendment to our Restated Articles of Incorporation at the next annual meeting that, if approved by the requisite shareholder vote, would eliminate the classified board.
The Board of Directors recommends that shareholders vote
“AGAINST” this shareholder proposal.

CORPORATE GOVERNANCE
Director Attendance at Board, Committee and Annual Meetings
     During 2009, our Board of Directors held six meetings. Each director attended at least 75% of the total of all meetings of the Board of Directors and all committees on which the director served. We encourage our Board members to attend the annual meeting of shareholders. In 2009, all of our directors attended the annual meeting of shareholders.
Committees of the Board of Directors
     The Board of Directors has established four standing committees — the Executive Committee, the Audit Committee, the Executive Compensation and Stock Incentive Committee, and the Nominating Committee. A copy of the charter of each of these committees, except for the Executive Committee, is available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Information — Committee Charting.”
     The following table shows the current membership of each committee of the Board of Directors:

Executive
Compensation and
Stock Incentive
Director	Executive Committee	Audit Committee	Committee	Nominating Committee
James E. Campbell, III
Hassell H. Franklin	X		X	Chair
W. G. Holliman, Jr.	X		Chair	X
James V. Kelley	X
Larry G. Kirk		Chair
Turner O. Lashlee	X
Guy W. Mitchell, III
R. Madison Murphy		X
Robert C. Nolan	X		X	X
W. Cal Partee, Jr.		X
Aubrey B. Patterson	Chair
Alan W. Perry
     Executive Committee. The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of our business and affairs, except those matters enumerated in the charter of the Executive Committee and those matters reserved to the Board of Directors under state law. The Executive Committee held nine meetings during 2009.
     Audit Committee. The Audit Committee is responsible for, among other things:
•	Monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and our financial reporting process and systems of internal controls;

•	Monitoring the work of the Audit/Loan Review Committee of BancorpSouth Bank;

•	Evaluating the independence and qualifications of our independent registered public accounting firm;

•	Evaluating the performance of our independent registered public accounting firm and our internal auditing department;

•	Providing an avenue of communication among our independent registered public accounting firm, management, our internal audit department, our subsidiaries and our Board of Directors; and

•	Selecting, engaging, overseeing, evaluating and determining the compensation of our independent registered public accounting firm.
     This committee’s performance is evaluated annually. The Board of Directors has determined that each member of the Audit Committee is independent under the listing standards of the New York Stock Exchange. Our Board of Directors has also determined that each of Messrs. Kirk and Murphy is an “audit committee financial expert” as defined in rules adopted by the Securities and Exchange Commission. The Audit Committee held 13 meetings during 2009.
     Executive Compensation and Stock Incentive Committee. Pursuant to its charter, the Executive Compensation and Stock Incentive Committee reviews corporate goals and objectives pertaining to the compensation of our Named Executive Officers (as identified in the section below entitled “EXECUTIVE COMPENSATION — Summary Compensation Table”), evaluates the performance of our Named Executive Officers and determines the salary, benefits and other compensation of our Named Executive Officers. After consultation with management, this committee makes recommendations to the Board of Directors with respect to the salaries, benefits and other compensation of our executive officers other than the Named Executive Officers. This committee also administers our Home Office Incentive Plan, 1994 Stock Incentive Plan, 1998 Stock Option Plan and Executive Performance Incentive Plan.
     This committee has the sole authority to retain, at our expense, any compensation consultant to assist in the evaluation of executive officer compensation and to approve such consultant’s fees and other retention terms. In addition, this committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it deems necessary to carry out its duties, at our expense, without prior approval of the Board of Directors or management.
     The activities of this committee must be conducted in accordance with the policies and principles set forth in our Corporate Governance Principles. This committee’s performance is evaluated annually. On occasion, the Chief Executive Officer attends Executive Compensation and Stock Incentive Committee meetings. The Chief Executive Officer provides information to the Executive Compensation and Stock Incentive Committee concerning the executive officers, discusses performance measures relating to executive officer compensation and makes recommendations to the Executive Compensation and Stock Incentive Committee concerning the compensation of the executive officers. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange and applicable provisions of the Internal Revenue Code and Securities and Exchange Commission rules. The Executive Compensation and Stock Incentive Committee held seven meetings during 2009.
     Nominating Committee. The Nominating Committee identifies and recommends to the Board nominees for election to the Board and candidates for appointment to Board committees consistent with criteria approved by the Board. This committee also maintains and periodically reviews our Corporate Governance Principles, oversees the annual evaluation of the Board and management and reviews and recommends to the Board for approval in advance all “related person” transactions between us and any of our “related persons.” Pursuant to its charter, at least every other year the committee reviews and approves the compensation paid to non-employee directors and administers our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors and Director Stock Plan. This committee’s performance is evaluated annually. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange. The Nominating Committee held four meetings during 2009.
Executive Sessions
     In order to promote open discussion among the non-management directors, we schedule regular executive sessions in which those directors meet without management present. Unless a majority of the Board of Directors designates a presiding director, the Chairman of the Nominating Committee, currently Mr. Franklin, presides at these meetings. In addition, an executive session of independent (as defined in the listing standards of the New York Stock Exchange), non-management directors is held at least twice each year.

Communications with the Board of Directors
     You may send communications to the Board of Directors, the presiding director of the non-management directors, the non-management directors as a group or any individual director by writing to the Board of Directors or an individual director in care of the Corporate Secretary at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The Corporate Secretary will directly forward written communications addressed to the entire Board of Directors to the Chairman of the Nominating Committee, written communications addressed to the non-management directors to the non-management directors and all other written communications to the individual director(s) to whom they are addressed.
Governance Information
     In addition to the committee charters described above, our Corporate Governance Principles and our Code of Business Conduct and Ethics are available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Information — Governance Documents.” These materials as well as the committee charters described above are also available in print to any shareholder upon request. Such requests should be sent to the following address:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary
Director Independence
     The Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director on an annual basis. No director will qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with BancorpSouth (either directly or as a partner, shareholder or officer of an organization that has a relationship with BancorpSouth). In each case, the Board of Directors broadly considers all relevant facts and circumstances when making independence determinations. To assist the Board of Directors in determining whether a director is independent, the Board of Directors has adopted Director Independence Standards, which are available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Information — Governance Documents.” The Board of Directors approved certain changes to these standards in March 2009 to incorporate changes to the definition of independence under the listing standards of the New York Stock Exchange. The Board of Directors has determined that each of Messrs. Campbell, Franklin, Holliman, Kirk, Mitchell, Murphy, Nolan and Partee, a majority of our Board members, meets our standards as well as the current listing standards of the New York Stock Exchange for independence.
     During 2009, the Board of Directors considered the following relationships and transactions in making its independence determinations with respect to each director identified as independent:
•	Messrs. Nolan and Murphy are first cousins;

•	Five Star, LLC, a private company owned by Mr. Holliman, leased office space at BancorpSouth Bank’s main office building in Tupelo, Mississippi and paid rent to us; however, the Board of Directors determined that this leasing arrangement and the amount paid to us by Five Star in 2009 ($12,000) was not material and did not affect Mr. Holliman’s independent judgment; and

•	Mitchell, McNutt & Sams, P.A., a law firm of which Mr. Mitchell is President, provided legal services to us in 2009; however, the Board of Directors determined that the amount we paid to Mitchell, McNutt & Sams ($4,655) was not material remuneration affecting Mr. Mitchell’s independent judgment.
     Forman Perry Watkins Krutz & Tardy, LLP, a law firm of which Mr. Perry is a partner, provides legal services for us. In 2009 we paid this law firm $18,599. Because Mr. Perry’s law firm regularly provides legal services for us, the Board of Directors has determined that Mr. Perry does not meet the requirements for independence under the current listing standards of the New York Stock Exchange or our Director Independence Standards.
     Lashlee-Rich, Inc., a private company of which Mr. Lashlee is an owner and serves as Chairman, from time to time performs construction work on some of BancorpSouth Bank’s branches. Because the amount that we paid to Lashlee-Rich in 2008 ($2,511,297) was greater than 2% of Lashlee-Rich’s consolidated gross revenues, the Board of Directors determined that Mr. Lashlee does not meet the requirements for independence under the current listing standards of the New York Stock Exchange or our Director Independence Standards. As a result of this determination, Mr. Lashlee resigned from the Executive Compensation and Stock Incentive Committee and the Nominating Committee in March 2009. In 2009, we paid Lashlee-Rich approximately $125,000.
Director Qualification Standards
     The Nominating Committee and our Chief Executive Officer actively seek individuals qualified to become members of our Board of Directors for recommendation to our Board of Directors and shareholders. The Nominating Committee considers nominees proposed by our shareholders to serve on our Board of Directors that are properly submitted in accordance with our Amended and Restated Bylaws. In recommending candidates and evaluating shareholder nominees for our Board of Directors, the Nominating Committee considers each candidate’s qualifications regarding independence, diversity, age, ownership, influence and skills, such as an understanding of financial services industry issues, all in the context of an assessment of the perceived needs of BancorpSouth at that point in time. Our director qualifications are set forth in our Corporate Governance Principles, which are available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Information — Governance Documents.” The Nominating Committee meets at least annually with our Chief Executive Officer to discuss the qualifications of potential new members of our Board of Directors. After consulting with our Chief Executive Officer, the Nominating Committee recommends the director nominees to the Board of Directors for their approval. We have not paid any third party a fee to assist the Nominating Committee in the director nomination process to date.
Board Leadership Structure
     As specified in our Corporate Governance Principles, the Board of Directors does not have a policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes this issue is part of the succession planning process and that it is in the best interests of BancorpSouth and our shareholders to retain the flexibility to combine or separate these functions. At this time, the Board believes there are a number of important advantages of combining the positions of Chairman and Chief Executive Officer, including the following:
•	Mr. Patterson, with over 37 years of experience at BancorpSouth, including over 20 years as Chief Executive Officer, has the knowledge, expertise, and experience to understand the opportunities and challenges facing BancorpSouth, as well as the leadership and management skills to promote and execute our values and strategy, particularly during the current difficult economic environment;

•	Combining the positions allows Mr. Patterson to lead board discussions regarding our business and strategy, and provides unified leadership for BancorpSouth;

•	Combining the positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	Combining the positions allows timely communication with the Board on critical business matters given the complexity of our business.
     The Board also believes that combining the positions of Chairman and Chief Executive Officer does not undermine the independence of the Board. The Board has affirmatively determined that eight of our 12 directors are independent under the current listing standards of the New York Stock Exchange. All of the standing committees of the Board, except for the Executive Committee, are comprised entirely of independent directors. The ten non-management directors meet in executive session without management present at least semi-annually. Unless a majority of the non-management directors designates a presiding director, the Chairman of the Nominating Committee presides at these meetings.

Risk Oversight
     Our Board of Directors oversees a company-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework to:
•	Understand critical risks in our business and strategy;

•	Allocate responsibilities for risk oversight among the full Board, its committees and management;

•	Evaluate our risk management processes and ensure that they function adequately;

•	Facilitate open communication between management and the Board; and

•	Foster an appropriate culture of integrity and risk awareness.
     While the Board has the ultimate oversight responsibility for the risk management process, management is charged with actively managing risk. Management has robust internal processes and policies to identify and manage risks and to communicate with the Board. These include a Risk Management Committee of BancorpSouth Bank, the charter of the Risk Management Committee, a real estate risk management group, regular internal senior management meetings, ongoing long-term strategic planning, regular reviews of regulatory and litigation compliance, a Code of Business Conduct and Ethics, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls at least annually. Management communicates routinely with the Board and Board committees, and the Risk Management Committee communicates routinely with the board of BancorpSouth Bank, on the significant risks identified and how they are being managed.
     The Board implements its risk oversight function both as a whole and through its committees. All committees of the Board play a significant role in carrying out the risk oversight function. In particular:
•	The Audit Committee oversees risks related to our financial statements, our compliance with legal and regulatory requirements, our financial reporting process and system of internal controls. The Audit Committee monitors the work of the Audit/Loan Review Committee of BancorpSouth Bank’s Board of Directors and evaluates the performance of our independent auditors and our internal auditing department. The Audit Committee periodically meets privately in separate executive sessions with management, our internal audit department and the independent auditors;

•	The Executive Compensation and Stock Incentive Committee oversees the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail below in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” the committee determines and approves the compensation for our Named Executive Officers, reviews and recommends to the Board the compensation for our other executive officers, and approves, administers and evaluates our incentive-compensation plans, equity-based plans and other compensation plans, policies and programs;

•	The Nominating Committee oversees risks related to our corporate governance principles and risks arising from related person transactions; and

•	The Risk Management Committee of BancorpSouth Bank’s Board of Directors oversees other potential risks we face and evaluates whether management has placed into effect adequate procedures to identify and manage those risks. In particular, this committee considers the following risks:
–	Credit risk;

–	Liquidity risk;

– Interest rate risk;

– Operational risk;

– Litigation risk;

– Insurance risk;

– Legislative and regulatory risk;

– Risks related to potential future changes in the banking industry;

– Physical premises liability and security risk;

– Compliance risk;

– Financial reporting risk;

– Insurance services business and operations risk; and

– Investment services, broker-dealer business and operations risk.
     In addition, as a result of the events described in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS — Impact of Revised Financial Statements for the Year Ended December 31, 2009,” we have established the real estate risk management group to more actively monitor credit risk and its impact on our financial reporting.
Compensation Committee Interlocks and Insider Participation
     During 2009, the Executive Compensation and Stock Incentive Committee consisted of Messrs. Franklin, Holliman (Chair) and Nolan. Mr. Lashlee resigned from serving on the committee in March 2009, following the Board of Directors’ determination that he did not meet the requirements for independence for serving on this committee, as described in the sections above entitled “— Committees of the Board of Directors — Executive Compensation and Stock Incentive Committee” and “— Director Independence.”
     None of the members of the Executive Compensation and Stock Incentive Committee has at any time been one of our officers or employees. Members of the committee may, from time to time, have banking relationships in the ordinary course of business with our subsidiary, BancorpSouth Bank, as described below in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” Except as described in that section and in the section above entitled “— Director Independence,” Messrs. Franklin, Holliman and Nolan had no other relationship during 2009 requiring disclosure by us.
     During 2009, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee or on our Board of Directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The table below sets forth certain information, as of January 31, 2010, with respect to the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of our Named Executive Officers identified in the section below entitled “EXECUTIVE COMPENSATION — Summary Compensation Table” and (iv) all of our directors and executive officers as a group. As of January 31, 2010, 83,451,414 shares of our common stock were outstanding. The statute governing Mississippi state banks and our Amended and Restated Bylaws require our directors to hold $200 in par value (i.e., 80 shares) of our common stock. The number of shares of common stock owned by each director reflected in the table below includes such shares. We relied on information supplied by our directors, executive officers and beneficial owners for purposes of this table.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)		Class
BancorpSouth, Inc. 401(k) Profit Sharing Plan and Trust	5,994,160		7.18%
Blackrock, Inc.(3)	6,026,814		7.22
Capital World Investors/The Income Fund of America, Inc.(4)	4,255,800		5.1
L. Nash Allen, Jr.(5)	29,944		*
James E. Campbell, III	97,199		*
Hassell H. Franklin	1,164,413		1.40
W. G. Holliman, Jr.	721,325	(6)	*
James V. Kelley	378,593		*
Larry G. Kirk	37,197		*
Turner O. Lashlee	103,166		*
Gordon R. Lewis	63,805		*
Guy W. Mitchell, III	46,638		*
R. Madison Murphy	434,135	(7)	*
Robert C. Nolan	614,048	(8)	*
W. Cal Partee, Jr.	317,208	(9)	*
Aubrey B. Patterson	995,511		1.19
Alan W. Perry	94,608		*
William L. Prater	3,600		*
W. James Threadgill, Jr.	90,969		*
All directors and executive officers as a group (21 persons)	5,376,523		6.44

*	Less than 1%.

(1)	The address of each person or entity listed, other than Blackrock, Inc. and Capital World Investors, is c/o BancorpSouth, Inc., One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022 and the address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(2)	Beneficial ownership is deemed to include shares of common stock that an individual has a right to acquire within 60 days after January 31, 2010, including upon the exercise of options granted under our various equity incentive plans described above in the sections entitled “CORPORATE GOVERNANCE — Committees of the Board of Directors — Executive Compensation and Stock Incentive Committee” and “CORPORATE GOVERNANCE — Committees of the Board of Directors — Nominating Committee” as follows:

Common Stock Underlying Options
Name	Exercisable within 60 Days
L. Nash Allen, Jr.	—
James E. Campbell, III	—
Hassell H. Franklin	28,800
W. G. Holliman, Jr.	28,800
James V. Kelley	242,499
Larry G. Kirk	21,600
Turner O. Lashlee	28,800
Gordon R. Lewis	28,600
Guy W. Mitchell, III	18,000
R. Madison Murphy	25,200
Robert C. Nolan	25,200
W. Cal Partee, Jr.	21,600
Aubrey B. Patterson	473,466
Alan W. Perry	28,800
William L. Prater	1,600
W. James Threadgill, Jr.	48,000

These shares are deemed to be outstanding for the purposes of computing the “percent of class” for that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person.

Information in the table for individuals also includes shares held for their benefit in our 401(k) Profit Sharing Plan and Trust, and in individual retirement accounts for which the shareholder can direct the vote. Except as indicated in the footnotes to this table, each person listed has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him pursuant to applicable law.

(3)	Based on information contained in a Schedule 13G filed on January 29, 2010 with the SEC. The amount shown includes shares beneficially owned by affiliates of Blackrock, Inc.

(4)	Based on information contained in a Schedule 13G filed on February 11, 2010 and in a Schedule 13G/A filed on February 22, 2010 with the SEC. Capital World Investors and The Income Fund of America, Inc. jointly have reported beneficial ownership of these shares. Capital World Investors is a division of Capital Research and Management Company, which is reported to be acting as investment adviser to The Income Fund of America, Inc.

(5)	Mr. Allen retired as our Chief Financial Officer effective June 30, 2009.

(6)	Includes 141,417 shares owned by Mr. Holliman’s wife, of which Mr. Holliman disclaims beneficial ownership.

(7)	Includes 10,940 shares held in trusts of which Mr. Murphy is the trustee for the benefit of his minor children, of which Mr. Murphy disclaims beneficial ownership, 48,288 shares held in trusts of which Mr. Murphy is co-trustee for the benefit of others, 9,735 shares owned by Mr. Murphy’s wife, of which Mr. Murphy disclaims beneficial ownership, and 248,861 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member, of which Mr. Murphy disclaims beneficial interest as to 224,995 shares.

(8)	Includes 13,435 shares held in trusts of which Mr. Nolan is the co-trustee for the benefit of his grandchildren, of which Mr. Nolan disclaims beneficial ownership, 391,971 shares held in a trust of which Mr. Nolan is the co-trustee for the benefit of his nieces, nephews, children and the lineal descendants of four co-trustees, of which Mr. Nolan disclaims beneficial ownership, and 4,227 shares owned by Mr. Nolan’s wife, of which Mr. Nolan disclaims beneficial ownership.

(9)	Includes 2,155 shares owned by Mr. Partee’s wife, of which Mr. Partee disclaims beneficial ownership, and 12,393 shares held by Mr. Partee’s wife as custodian for the benefit of Mr. Partee’s children, of which Mr. Partee disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The Executive Compensation and Stock Incentive Committee of the Board of Directors administers our executive compensation program. The Executive Compensation and Stock Incentive Committee is composed entirely of directors who are independent under the listing standards of the New York Stock Exchange and our Director Independence Standards. Committee members are also required to meet applicable independence standards under Section 162(m) of the Internal Revenue Code and Securities and Exchange Commission Rule 16b-3. The Director Independence Standards are available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Information — Governance Documents.” The charter of the Executive Compensation and Stock Incentive Committee is available on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “Corporate Information — Committee Charting.” The charter is reviewed annually by the Executive Compensation and Stock Incentive Committee and was most recently revised in April 2007.
     In 2008, our Board of Directors elected not to participate in the U.S. Department of the Treasury’s Capital Purchase Program, part of the federal government’s Troubled Asset Relief Program, and, therefore, we are not subject to the restrictions on executive compensation contained in the American Recovery and Reinvestment Act of 2009 or any regulations promulgated thereunder.
     In performing its duties, among other things, the Executive Compensation and Stock Incentive Committee:
•	Annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level based on this evaluation;

•	In determining the long-term incentive component of the Chief Executive Officer’s compensation, considers our performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the Chief Executive Officer in past years and such other factors as it may deem relevant;

•	For the (i) Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer, annually determines and approves, and (ii) other executive officers, annually reviews and recommends to the Board:
–	The annual base salary level(s);

–	Annual non-equity incentive compensation;

–	Awards under and changes to long-term incentive compensation plans and equity-based plans;

–	Employment agreements, severance arrangements and change-in-control agreements, in each case as, when and if appropriate; and

–	Any special or supplemental benefits plans or programs and perquisites;
•	At least annually and more often as circumstances dictate, reports its actions to the Board; and

•	Annually reviews and re-assesses the adequacy of the Executive Compensation and Stock Incentive Committee’s charter and recommends any proposed changes to the Board for approval.
Compensation Policy
     Our principal measures of success in achieving our business objectives are an increasing dividend, growth in average deposits and other funding sources, return on average equity or average assets, earnings per share growth, our asset quality and our overall market competitive position, as measured against our own internal standards and as compared to a peer group of comparably sized financial and bank holding companies. The variable, performance-based elements of our executive compensation program are designed to reward our executive officers based on our overall performance in achieving defined performance goals relative to these measures.
     Through our executive compensation program we seek to provide:
•	Base salaries at levels that will attract and permit us to retain qualified executive officers;

•	Compensation that differentiates pay on the basis of performance;

•	Incentive compensation opportunities that will motivate executive officers to achieve both our short-term and long-term business objectives and that will provide compensation commensurate with our performance achievements;

•	Total compensation that is competitive with that of comparable bank holding companies within the context of our performance; and

•	Protection of shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation.
     Our executive compensation program consists of the following primary elements:
•	Annual base salary is intended to provide a foundation element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us; we seek to pay base salaries that are competitive with those paid to executive officers in comparable positions at comparable financial and bank holding companies;

•	Annual incentive compensation is a variable non-equity element that is based on the achievement of defined goals for a given fiscal year that are tied to our overall performance and, in some situations, performance of a specific business unit;

•	Long-term incentive compensation is a variable equity element that provides an emphasis on longer-term performance goals, stock price performance, ongoing improvement and continuity of performance;

•	Employee benefits are intended to provide reasonable levels of security with respect to retirement, medical, death and disability protection and paid time off; and

•	Certain perquisites are used to supplement the other elements of compensation, facilitating the attraction and retention of executive officers of the caliber we believe necessary to remain competitive.
     The Executive Compensation and Stock Incentive Committee uses the variable compensation elements of our executive compensation program (i.e., annual incentive compensation and long-term incentive compensation) as incentives that are based on our performance. While increases to annual base salaries also take individual and our overall performance into consideration, they are not predicated solely on performance achievements and are not subject to the same degree of variability as the performance-based incentives. The variable elements of compensation align with shareholder interests by focusing executives’ attention on key measures of performance that we believe either drive shareholder return or directly reflect our stock price performance.
     The allocation of compensation across each of the elements of our executive compensation program is based on the following considerations:
•	The need to provide a level of basic compensation (base salary and employee benefits) necessary to enable us to attract and retain high-quality executives, regardless of external business conditions;

•	The goal of providing a substantial amount of compensation opportunities through performance-based, variable-compensation vehicles;

•	The goal of reflecting reasonable practices of comparable financial and bank holding companies within the context of our performance achievements; and

•	The desire to align our executives’ and our shareholders’ best interests through the use of equity-based compensation vehicles.
     To date, we have not implemented policies or procedures with respect to adjustment or recovery of awards or payments in the event of restatements of our earnings or similar events. As noted below, however, in the section entitled “— Impact of Revised Financial Statements for the Year Ended December 31, 2009,” the Executive Compensation and Stock Incentive Committee may consider the adoption of a recoupment policy.
     The statute governing Mississippi state banks and our Amended and Restated Bylaws require our directors to own shares of our common stock in an aggregate amount of at least $200 par value (i.e., 80 shares). We do not, however, have any other requirements for minimum stock ownership for our officers or directors. Our Insider Trading Policy prohibits directors, officers and other employees from hedging the economic risk of ownership of any shares of our common stock they own.
Compensation Process
     In 2009, we engaged Towers Watson (formerly known as Watson Wyatt Worldwide, Inc.) to provide multiple services, including substantive consultation services with respect to general compensation, health, welfare and retirement benefits. In addition, Towers Watson is the actuary for our pension plan. Since 2001, the Executive Compensation and Stock Incentive Committee has separately engaged a Towers Watson predecessor to review our executive compensation programs, advise the committee with respect to the aggregate level of compensation of our executive officers and advise the committee on the mix of elements used to compensate our executive officers. The Towers Watson consultants who are involved in this function are engaged separately and work independently from those Towers Watson consultants who are engaged for health, welfare and retirement consulting. In 2009, we paid Towers Watson $180,913 in connection with recommendations related to executive officer and director compensation and $653,629 for other services.
     The Executive Compensation and Stock Incentive Committee generally meets four times a year and more often if necessary. Prior to each regular meeting, the Corporate Secretary sends materials to each committee member, including minutes of the previous meeting, an agenda, recommendations for the upcoming meeting and other materials relevant to the agenda items. On occasion, the Chief Executive Officer attends committee meetings to provide information to the committee concerning the performance of executive officers, discuss performance measures relating to executive officer compensation and make recommendations to the committee concerning the compensation of executive officers. The Executive Compensation and Stock Incentive Committee holds an executive session consisting only of committee members (and, as appropriate, representatives of Towers Watson) at almost every meeting. The Chief Executive Officer does not engage in discussions with the Executive Compensation and Stock Incentive Committee regarding his own compensation, except to respond to questions posed by committee members outside of the executive session deliberations.
     Management annually compiles tally sheets to assimilate all components of compensation that are paid to the Named Executive Officers. This information is provided to the Executive Compensation and Stock Incentive Committee for use in its deliberations.
     The Executive Compensation and Stock Incentive Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any executive officer. The committee receives reports from management pertaining to compensation for all other officers and annually reviews all of the perquisites paid to the Named Executive Officers as discussed below in the section entitled “— Components of Compensation — Perquisites.”
     The Executive Compensation and Stock Incentive Committee instructed Towers Watson to prepare an analysis of the market competitiveness of base salary, annual bonus opportunity and long-term incentive opportunity for our senior management. In response, Towers Watson conducted an in-depth market analysis and, based on this analysis, made additional recommendations regarding Mr. Patterson’s position as Chairman and Chief Executive Officer and Mr. Kelley’s position as President and Chief Operating Officer. Towers Watson’s analyses and reports were provided to both the chairman of the committee and to management to facilitate review and discussion.

     Towers Watson provided the chairman of the Executive Compensation and Stock Incentive Committee with a detailed report that summarized the market data and provided the committee with observations as to our relative competitiveness in comparison to both our peer group and the overall relevant bank industry marketplace based on Towers Watson’s interpretation and synthesis of the various components of market data.
     In addition, the Executive Compensation and Stock Incentive Committee relied on Towers Watson for the following:
•	Guidance regarding the appropriateness of the companies comprising our peer group;

•	The design and operation of our overall executive compensation program;

•	Guidance regarding the implications of various regulations affecting executive compensation; and

•	Research of issues and presentation of alternatives on topics of interest to the committee.
     The Executive Compensation and Stock Incentive Committee determined specific awards for 2009 through a qualitative analysis beginning from a base of objective market information. First, Towers Watson provided a memorandum to the chairman of the committee that included a detailed market analysis and observations of market competitiveness of the Chief Executive Officer’s and Chief Operating Officer’s base salary, target bonus opportunity and long-term incentive opportunity. The committee then reviewed this objective market information as a check to ensure that the current compensation and potential increases were within an acceptable competitive range. In addition, the committee analyzed factors such as our past and expected future performance, past and expected future individual performance, career objectives, retention considerations, the current business environment and anticipated changes, and our near-term and long-term business strategies. In other words, the committee combined objective and financial information with subjective and qualitative considerations. The committee made adjustments to base compensation, target annual bonus award opportunities and the quantity and form of long-term incentive award opportunities with a view to providing incentives that would encourage the performance that is necessary to achieve our business objectives.
     As a result of the peer group analysis, the Executive Compensation and Stock Incentive Committee did not set executive compensation in accordance with a specific benchmark nor use a peer group subset. The committee did, however, review proxy statement disclosures and compensation survey data. The peer group selected by the committee was comprised of both “primary comparators” and a “reference comparator.” The primary comparators were organizations that were within a range of approximately one-half to two times our asset size and the reference comparator was a financial institution of regional interest that was outside of that range. The primary and reference comparators were as follows:
•	Primary comparators: BOK Financial Corporation; The Colonial Bancgroup, Inc. (through mid-August 2009); Commerce Bancshares, Inc.; Cullen/Frost Bankers, Inc.; FirstMerit Corporation; Fulton Financial Corporation; Hancock Holding Company; The South Financial Group, Inc.; Trustmark Corporation; United Community Banks, Inc.; Valley National Bancorp; Webster Financial Corporation; and Whitney Holding Corporation.

•	Reference comparator: Synovus Financial Corp.
The proxy statement review analysis included the following:
•	The pay levels and practices of the peer group of financial and bank holding companies selected by the committee;

•	The Chief Executive Officer’s and the Chief Operating Officer’s positions from both a “pay rank” perspective (e.g., highest paid and second-highest paid) and a “position match” perspective (e.g., Chairman and Chief Executive Officer, President and Chief Operating Officer);

•	Base salary, annual bonus (both target opportunity and bonus actually paid), total cash compensation (salary plus bonus), long-term incentive opportunity and total direct compensation (salary plus bonus and long-term incentive opportunity); and

•	Both descriptive statistics (e.g., 25th, 50th and 75th percentiles) for the primary comparators and our percentile ranking versus the peer group primary comparators for each pay element. Similar data was compiled for the reference comparator, but was not incorporated into the descriptive statistics or the percentile rankings.
     In its review of compensation survey data, the Executive Compensation and Stock Incentive Committee used nationally recognized bank industry surveys (primarily surveys provided by Towers Watson and Mercer LLC) reflecting similarly-sized financial services organizations. Towers Watson provided the committee with comparisons using both a straight-line regression analysis, which related compensation to the asset size of the banking organization, and an “asset group” analysis, which examined pay data for the banking organizations falling within set asset-size groupings. This review included the following:
•	An examination for the Chairman and Chief Executive Officer and the President and Chief Operating Officer positions, as well as other selected senior management positions;

•	An examination of base salary, annual incentive opportunity and long-term incentive opportunity; and

•	A calculation of descriptive statistics reflecting the 25th, 50th and 75th percentiles of the participant data.
     The Executive Compensation and Stock Incentive Committee believes that the overall compensation for both our Chief Executive Officer and Chief Operating Officer is competitive with our peer group and is commensurate with the responsibilities assigned to their respective positions. Compensation for our other executive officers is near the 50th percentile of the compensation for similarly situated officers in the peer group. Otherwise, our compensation policies are consistently applied for all of our executives. The difference between the award opportunities granted to Mr. Patterson as compared to Mr. Kelley, and to Messrs. Patterson and Kelley as compared to our other executive officers, is a reflection of differences in the level and scope of responsibility of their respective positions, and the market’s pattern of providing progressive award opportunities at higher levels.
Components of Compensation
     The Executive Compensation and Stock Incentive Committee allocates compensation to our executive officers both as to specific components (e.g., base salary and incentive compensation) and as a whole. The Executive Compensation and Stock Incentive Committee is relatively more focused on the individual components that make up an individual executive’s total compensation rather than the total compensation itself. Each of the components of compensation is discussed in more detail below.
     Annual Base Salary. The Executive Compensation and Stock Incentive Committee views cash compensation as one element of overall compensation, but not necessarily as the principal means to provide incentive to our executive officers. We believe that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of each executive’s position, with an executive’s salary within a salary range being based upon his or her individual performance. In connection with the annual budget process, the Executive Compensation and Stock Incentive Committee considers salaries for executive officers within the context of the competitive market data described above in the section entitled “— Compensation Process.” In its review of market data for setting 2009 salary levels, the committee found that, while there were some variances of our executives’ salaries from salaries for comparable positions at comparable financial and bank holding companies (which particular deviations were deemed appropriate), the salaries of our executives on the whole reasonably approximated the salaries at comparable financial and bank holding companies.
     Increases in executive base salary are based upon the following considerations:
•	Our salary budget for the applicable fiscal year, which includes the salary of all of our employees;

•	Assessment of the competitiveness of the executive’s salary as compared to competitive market data (with primary emphasis on setting base salary at the median salary for the comparable position at comparable financial and bank holding companies unless a different compensation level is warranted by individual performance or other considerations);

•	The executive’s performance in carrying out his or her specific job responsibilities and attaining specific objectives that may have been established for the year;

•	Our overall performance as a whole for the prior fiscal year; and

•	Assessment of the appropriateness of the executive’s salary when compared to peers and on an internal equity basis.
     For 2009, the Executive Compensation and Stock Incentive Committee set the base salary of our executives in reference to both individual performance and our overall performance. The committee endeavored to understand competitive pay and compensation opportunities for similarly situated executive officers of comparable financial and bank holding companies and to provide reasonably competitive compensation within the context of our achievements. The committee determined the amounts of base salary increases for our executive officers after consideration of:
•	The executive officer’s pattern of achievement with respect to the budget and business plan performance in his or her area(s) of responsibility and overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters;

•	Competitive base salary levels for similarly situated executives in comparable financial and bank holding companies;

•	The current level of the executive officer’s base salary in relation to market competitive salary levels;

•	Marketplace trends in salary increases (both geographical and by industry); and

•	Consideration of our overall performance and aggregate cost affordability, retention risks, fairness in view of our overall salary increases and the executive officer’s potential for future contributions to the organization.
     As a result of considering these factors, the Executive Compensation and Stock Incentive Committee did not increase the base salary of any of the Named Executive Officers. The table below reflects the base salary of each Named Executive Officer for 2009 as well as the relative increase compared to each executive’s base salary for 2008. For more information, see the section below entitled “EXECUTIVE COMPENSATION — Summary Compensation Table.”

			Percent Increase from
Name	2009 Base Salary		2008 Base Salary
Aubrey B. Patterson	$783,500		0%
L. Nash Allen, Jr.	239,000	(1)	0%
William L. Prater	275,000		N/A
James V. Kelley	500,000		0%
Gordon R. Lewis	325,000		0%
W. James Threadgill, Jr.	291,000		0%

(1)	Mr. Allen retired effective June 30, 2009. The amount shown reflects his 2009 salary on an annualized basis.
     In January 2010, the Executive Compensation and Stock Incentive Committee determined the base salary for the executive officers for 2010 based on the same methodology described above. Each Named Executive Officer’s base salary was adjusted effective as of January 1, 2010.
     Annual Incentive Compensation. Annual non-equity “bonuses” are provided through our incentive compensation program. This program furthers our objectives to provide compensation that differentiates pay on the basis of performance, provide compensation commensurate with our performance achievements and protect shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation. We believe that annual incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position and should provide meaningful compensation opportunities in relation to our achievement of key annual performance goals. We believe that such compensation opportunities motivate executives to achieve our established goals. The Executive Compensation and Stock Incentive Committee

considers annual bonuses for similarly situated executive officers of similarly-sized financial and bank holding companies within the context of the competitive market data described above in the section entitled “— Compensation Process.”
     We provide annual incentive compensation opportunities to Named Executive Officers under two programs — the Executive Performance Incentive Plan and the Home Office Incentive Plan. The Executive Performance Incentive Plan provides for the payment of cash incentive bonuses and equity-based awards based upon the achievement of performance goals it establishes. This plan is intended to increase shareholder value and our success by encouraging outstanding performance by our Named Executive Officers who are eligible to participate. For 2009, participation in the Executive Performance Incentive Plan was limited to the two executive officers whose compensation is subject to the deduction limitations of Section 162(m) of the Internal Revenue Code — the Chief Executive Officer and the Chief Operating Officer. Payments made under the Executive Performance Incentive Plan are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The amount of the cash bonus may vary among participants from year to year.
     The Executive Compensation and Stock Incentive Committee administers the Executive Performance Incentive Plan, and all of the members of the committee are qualified under all applicable independence standards (including Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3). The committee may establish performance goals for awards granted under the plan based on any of the following business criteria:
•	Return on average equity or average assets;

•	Deposits and other funding sources;

•	Revenue, including interest income and/or non-interest income, and/or return on revenue;

•	Cash flow (operating, free, cash flow return on equity, cash flow return on investment);

•	Earnings, before or after taxes, interest, depreciation and/or amortization;

•	Earnings per share;

•	Net interest margin;

•	Improvement in credit quality measures, including non-performing asset ratio, net charge-off ratio or reserve coverage of non-performing loans vs. peers;

•	Efficiency ratio;

•	Loan growth; and

•	Total shareholder return.
     The Executive Compensation and Stock Incentive Committee may take into account several factors when establishing performance goals, but these goals must be objectively determinable and based on levels of achievement of the business criteria listed above. No later than 90 days after the beginning of each fiscal year or any other performance period, the committee specifies in writing (i) the type of award (i.e., cash or equity) and target amount payable to each participant, (ii) the maximum amount payable to each participant, (iii) the performance goals upon which each participant’s award is conditioned and (iv) the formula to determine the amount payable or shares that become vested based on the achievement of the specified goals. The amount of awards may vary among participants and from year to year, but the maximum cash bonus payable to any participant under the Executive Performance Incentive Plan in a year is $4 million.
     Following the applicable performance period, the Executive Compensation and Stock Incentive Committee certifies in writing for each participant whether the performance goals and any other material conditions have been met. If these goals and conditions have been met, the committee may authorize payment of the amount earned under an award. The committee has discretion to reduce or eliminate, but not increase, an amount that is payable under the Executive Performance Incentive Plan. Historically, incentive cash bonuses have been paid as soon as practicable following the end of the fiscal year to which they relate. See the section below entitled “— Impact of Revised Financial Statement for the Year Ended December 31, 2009” for a description of changes in the committee’s compensation policies for future awards.
     We also provide incentive compensation opportunities to Named Executive Officers and other participants under the Home Office Incentive Plan. The Home Office Incentive Plan uses the same performance measures and goals as the Executive Performance Incentive Plan referenced above, but also allows the Executive Compensation and Stock Incentive Committee to consider subjective factors and to use its discretion to either increase or decrease resultant awards.
     The Home Office Incentive Plan and the Executive Performance Incentive Plan are similar but separate programs. Employees are eligible for either one program or the other, but not both. The Home Office Incentive Plan covers approximately 64 key management employees who are selected by our Board of Directors and does not impact the awards generated under the Executive Performance Incentive Plan. Awards earned under the Home Office Incentive Plan and the Executive Performance Incentive Plan during 2009 had the following characteristics:
•	Awards were based on growth in average deposits and other funding sources and return on average equity, as reported to the committee based on the preliminary unaudited financial statements for the year ended December 31, 2009. These metrics were selected because of their relationship to shareholder value. Performance goals using these metrics were established and were applied consistently to all participants of both plans;

•	The award opportunities were established on the basis of (i) each participant’s role and level in the organization, his or her potential to make significant contributions to our success and market competitive levels for similarly situated positions in comparable financial and bank holding companies, (ii) the nature of the participant’s position and scope of responsibilities so that performance goals were tailored to either our overall performance or business unit performance, depending on the scope of the participant’s responsibilities, and (iii) our business environment and positioning in comparison to key competitors, as well as our near-term business plan and longer-term business strategy, which were the basis for establishing performance goals;

•	The relationship between performance goals and amount of award earned was set forth in a matrix that specified the target award opportunity for performance criteria;

•	The actual performance achieved as reported to the committee was compared to the goals established for the year and the amount of award earned was determined for each participant. For participants in the Executive Performance Incentive Plan, the Executive Compensation and Stock Incentive Committee certified the achievement of performance goals in writing, as is required; and

•	No discretion was applied to adjust the amount awarded under either plan.
     Awards under the Executive Performance Incentive Plan and Home Office Incentive Plan were made in 2009 to provide cash bonus opportunities that were a percentage of each Named Executive Officer’s base salary, subject to the achievement of the performance goals described below, as follows:

		Award Opportunity as a Percentage of Salary(1)
Executive Officer	Annual Incentive Plan Participation	Threshold	Target	Maximum
Aubrey B. Patterson	Executive Performance Incentive Plan	33%	100%	200%
L. Nash Allen, Jr.(2)	Home Office Incentive Plan	15%	45%	90%
William L. Prater	Home Office Incentive Plan	15%	45%	90%
James V. Kelley	Executive Performance Incentive Plan	25%	75%	150%
Gordon R. Lewis	Home Office Incentive Plan	17%	50%	100%
W. James Threadgill, Jr.	Home Office Incentive Plan	17%	50%	100%

(1)	Straight-line interpolation used to determine award opportunities for performance between goal levels.

(2)	Mr. Allen retired as our Chief Financial Officer effective June 30, 2009.
     Awards were targeted to each executive’s role and scope of responsibility in the organization. For some executives, performance goals were based entirely on overall company performance. For others, a portion of performance was also measured by goals that were tied to the area of the individual’s responsibility. For our Named Executive Officers, 2009 performance measures were weighted as follows:

	Performance Criteria
		System-wide Community Bank
Executive Officer	Overall BancorpSouth Performance	Performance	Lines of Business
Aubrey B. Patterson	100%	0%	0%
L. Nash Allen, Jr.	100%	0%	0%
William L. Prater	100%	0%	0%
James V. Kelley	100%	0%	0%
Gordon R. Lewis	75%	25%	0%
W. James Threadgill, Jr.	75%	0%	25%
     For 2009, the Executive Compensation and Stock Incentive Committee established the performance goals set forth below for the Named Executive Officers with respect to the enumerated overall BancorpSouth performance criteria. The target amounts for each performance criterion were incorporated into our fiscal budget.

Performance Goal	Threshold Amount	Target Amount	Maximum Amount
Growth in Average Deposits	$10,769,000	$11,966,000	$13,163,000
Return on Average Equity	7.48%	8.80%	10.12%
     Based on our performance reported in our preliminary unaudited financial statements contained in our earnings release on January 21, 2010, the cash incentive bonus payments reflected achievement of 87% of the respective target amounts.
     The system-wide community bank performance goal was based on the community bank financial budget for net income, loan growth, deposit growth, non-interest income and metrics based on customer service. The resulting payment represented less than ten percent of the amount that was targeted for this performance goal and was not based on any aspect of our reported earnings. The lines of business performance goal was based on the results of mortgage loans, annuities, insurance, credit card, trust and brokerage as measured against their combined goals. This portion of the bonus award was achieved based on our performance reported in our preliminary earnings release on January 21, 2010. The resulting payment exceeded the target and was capped at the maximum payment opportunity for this performance goal.
     The Executive Compensation and Stock Incentive Committee set similar performance goals for 2010, but factored the overpayments of cash incentive bonuses made for 2009 performance into its deliberations. For additional information related to these overpayments, see the section below entitled “— Impact of Revised Financial Statements for the Year Ended December 31, 2009.”
     Long-Term Incentive Compensation. Long-term incentive compensation is another important part of our executive compensation program and provides equity-based awards to align the interests of our executives with those of our shareholders. The Executive Compensation and Stock Incentive Committee’s current approach is to provide long-term incentive compensation to Named Executive Officers through grants of stock options and performance shares. Under the relevant shareholder-approved plans — the 1994 Stock Incentive Plan and the Executive Performance Incentive Plan — the committee can grant non-qualified stock options, incentive stock options, performance shares, restricted stock and restricted stock units. We believe that the level of long-term incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position. The Executive Compensation and Stock Incentive Committee considers long-term incentive compensation for executive officers at comparable financial and bank holding companies within the context of the competitive market data described above in the section entitled “— Compensation Process.” In 2009, the committee attempted to set the long-term incentive compensation for our executives at a level that was near the 50th percentile for comparable positions at comparable financial and bank holding companies.
     The Executive Compensation and Stock Incentive Committee has the ability to use different types of long-term incentive awards for achieving our compensation objectives. For example, the committee may grant:
•	Stock options to focus on stock price appreciation;

•	Restricted stock and restricted stock units as an incentive for continued service or to emphasize both our overall performance and executive retention; and

•	Performance shares as an incentive to improve our overall performance.
     We generally grant stock options and performance shares to provide performance-based long-term incentive compensation because the value to the recipient is dependent upon appreciation in our stock price and is driven by our overall performance. We anticipate that our pattern of equity grants will be to continue granting stock options late in the year (at the beginning of November of each year) and performance share awards early in the year (as soon as prior year results can be incorporated into the goal-setting process).
     Performance shares are long-term incentive awards denominated in shares of our common stock. The value of earned performance shares is determined by the market value of our common stock. The number of shares earned is based on the achievement of goals that reflect our overall financial and operating performance as determined by the Executive Compensation and Stock Incentive Committee. The performance measures for the awards granted in 2009 were based on our cumulative earnings per share and average deposits over a two-year period. The award cycle for performance shares is three years and is comprised of a two-year performance period followed by a one-year retention period. The “performance period” is set at two years to reflect a realistic time period for setting credible performance goals in the current environment for the financial services industry and the “retention period” is set at one year to enhance the retentive power of the performance share awards (three years overall) and so that the impact of stock price performance reflects a longer period. With respect to the performance shares granted in 2009, the Executive Compensation and Stock Incentive Committee added a “circuit-breaker” feature that would result in automatic forfeiture of the award unless minimum performance in one area is achieved (in this case, cumulative earnings per share over two years based on 70% of budget) and threshold performance is achieved with respect to at least one of the two performance measures. The award cycle for long-term incentive compensation is configured so that a new three-year award cycle will begin every year that performance shares are granted.
     In 2009, equity-based awards were limited to officers who were responsible for long-term investment, operating or policy decisions and to officers who were instrumental in implementing those decisions. In determining the total number of performance shares to be granted, the Executive Compensation and Stock Incentive Committee considered the number of available shares under our 1994 Stock Incentive Plan but had no fixed formula for determining the total number of shares to be granted. In selecting the award recipients and determining the level of equity grants made in 2009, the committee considered a combination of (i) market competitive data, (ii) the present scope of responsibility of each officer, (iii) the degree to which the business units influenced by each officer contributed to our profits, (iii) the degree to which asset quality and other risk decisions were influenced by each officer’s direction, (iv) the number of awards currently held by each officer, and (v) the long-term management potential of each officer. No single factor was weighed more heavily than any other factor in determining the amount of equity grants. Equity-based awards for 2009 were as follows:
•	60% of the long-term incentive award opportunity was granted as performance shares with an award cycle that encompasses 2009, 2010 and 2011 with the following performance and retention periods:
–	The “performance period” for this award cycle is 2009 through 2010, with performance measured against goals set by the Executive Compensation and Stock Incentive Committee in the first quarter of 2009 with respect to our two-year cumulative earnings per share and two-year average deposits and other funding sources;

–	This award cycle incorporates a “circuit-breaker” feature that must be satisfied before any awards can be earned. Awards may be earned only if the “circuit-breaker” performance measure is achieved and threshold performance is achieved with respect to at least one performance measure; and

–	The “retention period” for this award cycle is the year 2011, with performance shares earned over the 2009 through 2010 “performance period” being paid out in early 2012 only to participants who continued their service through the end of the “retention period.”
•	The remaining 40% of the long-term incentive award opportunity was granted as stock options with the following terms:
–	Stock options vest ratably on the basis of continued employment over the three-year period following the date of grant;

–	The exercise price is equal to the closing price of our common stock on the date of grant; and

–	The maximum term of the stock option is seven years.
     With respect to the performance shares that were granted in 2008, the 2008 through 2009 “performance period” is complete and, because the performance goals established for these awards were not met during the performance period, none of these awards were earned.
     Executive Benefits. We provide our executive officers with benefits in amounts that we believe are reasonable, competitive and consistent with our executive compensation program. We believe that such benefits help us to attract and retain executive officers of the caliber we believe necessary to remain competitive. We offer group life, disability, medical, dental and vision insurance to all our employees. We also maintain a Retirement Plan, which is discussed in detail below in the section entitled “EXECUTIVE COMPENSATION — Pension Benefits — Retirement Plan.” In addition, we maintain bank-owned life insurance that can be used for funding supplemental benefits to certain executive officers.
     Perquisites. We provide our executive officers with perquisites in amounts that we believe help us attract and retain highly-qualified leaders. For certain executives, including the Named Executive Officers, we provide a company automobile and pay for country club dues and the cost of an annual physical examination.
     In addition, we own and operate corporate aircraft to facilitate the business travel of our executive officers consistent with the best use of their time. The Named Executive Officers other than Messrs. Patterson and Kelley are not generally entitled to use our aircraft for personal travel.
Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our Named Executive Officers. Qualifying performance-based compensation, however, is fully deductible without regard to the general Section 162(m) limits if certain requirements are met. Section 162(m) also permits full deductibility for certain pension contributions and other payments. The Executive Compensation and Stock Incentive Committee has carefully considered the impact of Section 162(m) and its limits on deductibility, and intends that certain of our compensation plans qualify for an exception to the limitations of Section 162(m) so that we may fully deduct compensation paid under these plans. The Executive Performance Incentive Plan is considered “performance-based” for this purpose, as are certain awards under the 1994 Stock Incentive Plan.
     A portion of the compensation that is payable under certain of our other executive compensation arrangements may exceed the Section 162(m) limitation and, therefore, may not be deductible by us. In adopting these executive compensation arrangements, the Executive Compensation and Stock Incentive Committee determined that the benefits of these arrangements to us and our shareholders outweighed the inability to deduct a portion of the compensation for federal income tax purposes.
Employment Contracts and Change in Control Arrangements
     We have no written employment agreements with any of the Named Executive Officers.
     We have entered into a Change in Control Agreement with each of the Named Executive Officers that provides certain benefits in the event that we experience a change in control and we terminate the executive’s employment “without cause” (“cause” is generally defined as conviction of certain crimes, commission of certain acts of dishonesty or intentional neglect of or material inattention to duties) or the executive resigns “for cause” (i.e., a material adverse alteration in the executive’s position, a reduction in compensation or a material breach by us of our employment policies) within 24 months after the change in control. In general, the amount payable to Messrs. Patterson and Kelley under the agreements is 300% of the amount of annual base compensation and the highest annual bonus that the executive would otherwise be entitled to receive in the year that the change in control occurs, and the amount payable to Messrs. Lewis, Prater and Threadgill is 200% of such annual base compensation and annual bonus. Each agreement includes a “double trigger” (i.e., requiring both a change in control and termination of the executive’s employment for the executive to receive payment) so that the Named Executive Officer will only receive additional benefits if a change in control also has an adverse impact on him and the surviving entity is not required to provide such benefits if it desires to maintain the services of the executive. For more information about the Change in Control Agreements with the Named Executive Officers, see the section below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”
     All equity incentives granted under our stock incentive plans, including those granted to the Named Executive Officers, become vested and/or exercisable immediately if we undergo a change in control. Under the Executive Performance Incentive Plan, if we experience a change in control, all participants will receive the maximum amount payable under the incentive bonus. This bonus will be paid as soon as practicable following the change in control.
Retirement Benefits
     We maintain certain compensatory arrangements as part of our retirement program that are intended to provide payments to the Named Executive Officers upon their resignation or retirement. These include our 401(k) Plan, a traditional defined benefit retirement plan referred to as our Retirement Plan, a traditional supplemental defined benefit plan referred to as our Restoration Plan, a supplemental defined benefit plan referred to as our Supplemental Executive Retirement Plan and a contributory deferred compensation arrangement referred to as our Deferred Compensation Plan. The purpose of this retirement program is to provide competitive retirement benefits that enable us to attract and retain talented leaders who will exert considerable influence on our direction and success. Because Mr. Prater was hired after January 1, 2006, he does not participate in the Retirement Plan or the Restoration Plan.
     All Named Executive Officers are eligible to participate in our 401(k) Plan, pursuant to which each executive could contribute up to a maximum of $22,000 for 2009 ($16,500 limit for all employees plus $5,500 maximum “catch-up” for each employee over the age of 50). We provide a matching contribution for the first five percent of base salary contributed in the plan, up to a maximum of $12,250 per year.
     We maintain the Retirement Plan, a tax-qualified, non-contributory, defined benefit retirement plan, for certain of our employees and those of our subsidiaries who have reached the age of 21 and have completed one year of service. Benefits under the Retirement Plan are based primarily on final average compensation and length of service. For 2009, the maximum annual benefit allowable under the Internal Revenue Code with respect to the Retirement Plan was $195,000 and the maximum amount of allowable annual compensation considered was $245,000.
     We have also adopted the Restoration Plan, a non-qualified, non-contributory, unfunded defined benefit pension plan for certain officers. Benefits under the Restoration Plan are based primarily on length of service and final average compensation, but only to the extent that compensation and annual benefit accruals exceed the limits under the Internal Revenue Code and, therefore, are not included in the Retirement Plan.
     We also maintain the Supplemental Executive Retirement Plan, a non-qualified, non-contributory, unfunded defined benefit pension arrangement, for selected key employees in the form of a deferred compensation agreement. Benefits under the Supplemental Executive Retirement Plan are based primarily on final average compensation. This arrangement supplements the benefits under the Retirement Plan and the Restoration Plan.
     We also maintain the Deferred Compensation Plan to allow certain members of senior management to defer a portion of their cash compensation. Amounts that are deferred are credited with a market interest rate and are paid out upon retirement or termination of employment.
     Employees hired on or after January 1, 2006 do not receive any benefit from the Retirement Plan or the Restoration Plan, but do receive an automatic contribution to the 401(k) Plan equal to 2% of their respective salaries. This additional 2% contribution is not dependent on employee deferrals to the 401(k) Plan. This strategy lowers the volatility of our Retirement Plan costs, shifts ownership and responsibility to our employees and enables us to direct our compensation towards non-retirement programs that are more individualized and based on pay-for-performance.
     Each of the Named Executive Officers other than Mr. Prater is eligible for normal or early retirement pursuant to the 401(k) Plan, the Retirement Plan, the Restoration Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. Mr. Prater is eligible for normal or early retirement pursuant to the 401(k) Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. The amounts each Named Executive Officer would have received if he had retired on December 31, 2009 is provided below in the section entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

Risk Management Considerations
     The Executive Compensation and Stock Incentive Committee reviews the risks and rewards associated with our compensation programs. The committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. The committee believes that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. The committee takes risk management seriously and plans to conduct an in-depth review of our compensation programs during 2010 to identify and remediate any risk-taking incentives that might exist.
     Together, the features of our executive compensation program are intended to:
•	Ensure that our compensation opportunities do not encourage excessive risk taking; and

•	Focus our executive officers on managing BancorpSouth towards creating long-term, sustainable value for our shareholders.
Impact of Revised Financial Statements for the Year Ended December 31, 2009
     On January 21, 2010, we issued an earnings release of our preliminary unaudited financial results for the quarter and year ended December 31, 2009. After we issued this release but prior to filing our Annual Report on Form 10-K for the year ended December 31, 2009, management determined, in consultation with our independent registered public accounting firm and with the concurrence of the Audit Committee, to further review certain asset quality indicators, including the allowance for credit losses, and their impact on our financial statements for the quarter and year ended December 31, 2009. As a result of this review, the audited financial statements included in our Annual Report on Form 10-K reflected an increase of $27.6 million in the provision for credit losses for the fourth quarter of 2009 compared to the previously reported unaudited financial results. This increase, along with several other changes that resulted from management’s review, yielded an aggregate decrease in net income of $21.6 million for the year ended December 31, 2009 compared to the previously reported unaudited financial results. The Chairman of the Executive Compensation and Stock Incentive Committee worked closely with management and monitored management’s review in order to assess any impact these adjustments should have on compensation matters related to our 2009 performance.
     In its meeting on January 27, 2010 following the earnings release, the Executive Compensation and Stock Incentive Committee made certain compensation decisions, including the certification of 2009 performance with respect to cash incentive bonus awards granted to our executive officers under the Executive Performance Incentive Plan. This certification is a condition required for the payment of any cash incentives earned under the plan. The committee’s certification of performance was based on the preliminary unaudited financial results in the earnings release and was consistent with the committee’s policy and practice for prior years. At the time of this meeting, neither management nor the Board was aware that there would be significant adjustments to our results of operations and financial condition in the audited financial statements included in the Annual Report on Form 10-K. If those adjustments had been made in time to be included in the preliminary unaudited financial statements, the level of achievement of one of the two performance criteria used to determine the amount of the 2009 cash incentives under the Executive Performance Incentive Plan and the Home Office Incentive Plan would have been lower, which would have resulted in no payments for 2009 performance under these plans. Cash bonus payments were made to employees on February 5, 2010 based on the preliminary unaudited financial results.
     The Executive Compensation and Stock Incentive Committee, in consultation with company counsel, determined that the certification of 2009 performance with respect to the cash incentive bonus awards granted under the Executive Performance Incentive Plan was appropriate and consistent with the requirements of the plan, regardless of the later adjustments that were included in the audited financial statements. In its deliberations, the committee noted that none of our employee benefit plans allow for recoupment and the Sarbanes-Oxley Act of 2002 does not require a “claw back” as a result of adjustments to unaudited financial results, nor recoupment generally in the absence of misconduct. Among other things, the committee also took into consideration that none of the executive officers received an increase in annual base salary for 2009 and only a modest increase has been approved for 2010.

     The Executive Compensation and Stock Incentive Committee has determined that certain changes in its compensation policies are appropriate for future awards. First, the committee has adopted a policy requiring that certification of achievement of performance goals under the Executive Performance Incentive Plan, and the corresponding cash bonus payments, will occur upon the filing of our Annual Report on Form 10-K rather than the announcement of preliminary unaudited financial results. This change will result in a delay in the payment of cash incentive bonuses earned by our executive officers, but payment of bonuses will be made in a manner that is permissible under the terms of the Executive Performance Incentive Plan, the Home Office Incentive Plan and the Internal Revenue Code. The committee has also factored the overpayments made with respect to the 2009 cash incentive bonus awards in its deliberations for 2010 compensation awards and adjustments. Finally, the committee may consider the adoption of a recoupment policy to apply to future awards that would address circumstances where it is appropriate for executive officers to repay compensation to us.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain information concerning compensation paid or accrued by us and our subsidiaries for the last three years with respect to our “Named Executive Officers” – the Chief Executive Officer, the Chief Financial Officer, the former Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2009 and whose total compensation for 2009 exceeded $100,000:

								Change in Pension Value
								and Nonqualified
				Stock		Option	Non-Equity Incentive Plan	Deferred Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)		Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Aubrey B. Patterson	2009	$783,500	$—	$1,419,533	(7)	$629,606	$681,645	$969,109	$29,378	$4,512,171
Chairman and	2008	783,500	––	568,264		610,130	––	–– (8)	28,079	1,989,973
Chief Executive Officer	2007	717,586	––	542,500		461,340	645,827	832,485	27,420	3,227,158

L. Nash Allen, Jr. (9)	2009	$121,339	$––	$––		$––	$47,505	$155,829	$14,762	$339,435
Former Treasurer	2008	239,000	––	32,602		––	––	207,434	24,661	503,697
and Chief Financial Officer	2007	216,827	––	36,000		23,760	87,815	139,133	22,782	526,317

William L. Prater(10)	2009	$275,000	$––	$23,990		$67,500	$107,663	$40,768	$13,188	$528,109
Treasurer and Chief Financial Officer

James V. Kelley	2009	$500,000	$––	$203,252		$286,720	$326,250	$369,633	$42,023	$1,727,878
President and Chief	2008	500,000	––	307,904		317,645	––	139,423	30,200	1,295,172
Operating Officer	2007	473,101	––	267,500		249,975	319,343	107,588	34,247	1,451,754

Gordon R. Lewis(11)	2009	$325,000	$––	$74,970		$135,000	$108,753	$217,944	$22,516	$884,183
Executive Vice President	2008	325,000	––	32,602		94,350	63,741	94,398	17,779	627,870

W. James Threadgill, Jr.(12)	2009	$291,000	$––	$59,976		$101,250	$167,689	$196,747	$24,058	$840,720
Executive Vice President

(1)	The amounts shown for 2009 include the following amounts of deferred compensation in accordance with the Deferred Compensation Plan:

Name	Deferred Compensation
Aubrey B. Patterson	$16,500
L. Nash Allen, Jr.	8,077
William L. Prater	––
James V. Kelley	––
Gordon R. Lewis	58,311
W. James Threadgill, Jr.	––

(2)	The amounts shown reflect the aggregate grant date fair value for performance shares granted under the 1994 Stock Incentive Plan, assuming that target performance goals are attained during the 2009 through 2010 “performance period” and service continues through the 2011 “retention period.” For the 2007 through 2008 and the 2008 through 2009 “performance periods,” the performance goals were not attained and, therefore, none of the awards granted in 2007 or 2008 were earned.
With respect to the performance shares granted in 2009, assuming that the maximum performance goals are attained during the 2009 through 2010 “performance period” and service continues through the 2011 “retention period,” the aggregate grant date fair value of theses shares would have been:

Name	Stock Awards
Aubrey B. Patterson	$889,644
L. Nash Allen, Jr.	––
William L. Prater	47,981
James V. Kelley	406,504
Gordon R. Lewis	149,940
W. James Threadgill, Jr.	119,952

(3)	The amounts shown reflect the aggregate grant date fair value for option awards granted under the 1994 Stock Incentive Plan.

(4)	The amounts shown reflect cash awards earned during the indicated years under the Executive Performance Incentive Plan for Messrs. Patterson and Kelley and cash awards earned during the indicated years under the Home Office Incentive Plan for Messrs. Allen, Prater, Threadgill and Lewis. For additional information on the cash incentive awards for 2009, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Impact of Revised Financial Statements for the Year Ended December 31, 2009.”

(5)	The key assumptions used to determine the pension values are described below in the section entitled “– Pension Benefits – Assumptions Used to Calculate Pension Values.” Because the interest rate (4.033%) on deferred compensation does not exceed 120% of the applicable federal long-term rate, no earnings on nonqualified deferred compensation are included.

(6)	Details of the amounts reported as All Other Compensation for 2009 are as follows:

Name	401(k) Contribution	Corporate Aircraft Use*	Company Automobile	Country Club Dues	Physical Exam
Aubrey B. Patterson	$12,250	$1,393	$10,174	$5,061	$500
L. Nash Allen, Jr.	7,041	––	5,357	2,364	––
William L. Prater	3,173	––	7,557	1,958	500
James V. Kelley	12,250	9,054	11,165	8,854	700
Gordon R. Lewis	12,250	––	6,767	2,799	700
W. James Threadgill, Jr.	12,250	––	6,247	5,061	500

*	We report use of corporate aircraft by the Named Executive Officers as a perquisite or other personal benefit only if it is not “integrally and directly related” to the performance of the executive’s duties. While we maintain aircraft, the Named Executive Officers other than Messrs. Patterson and Kelley are not generally entitled to use our aircraft for personal travel. SEC rules require us to report any such use as compensation in an amount equal to our aggregate incremental cost. The amount reported for each of Messrs. Patterson and Kelley relates to a separate flight that was not integrally and directly related to his duties. We estimate our aggregate incremental cost to be equal to the average operating cost per hour for the year (which includes items such as fuel, maintenance, landing fees, additional crew expenses and other expenses incurred based on the number of hours flown per year) multiplied by the number of hours for each flight.

(7)	The amount shown includes the aggregate grant date fair value of 49,203 shares of restricted stock granted under the 1994 Stock Incentive Plan.

(8)	The net change in pension value was ($149,599) from 2007 to 2008, which was comprised of a change in Mr. Patterson’s Retirement Plan value of $145,762, a change in his Restoration Plan value of ($427,562) and a change in his Supplemental Executive Retirement Plan value of $132,201. Because the net change was negative, however, such amount is not reported in the table.

(9)	Mr. Allen retired as our Chief Financial Officer effective June 30, 2009.

(10)	Mr. Prater was appointed Treasurer and Chief Financial Officer effective June 30, 2009. Because Mr. Prater was not a Named Executive Officer with respect to 2007 or 2008, information is only provided for 2009.

(11)	Because Mr. Lewis was not a Named Executive Officer with respect to 2007, information is only provided for 2008 and 2009.

(12)	Because Mr. Threadgill was not a Named Executive Officer with respect to 2007 or 2008, information is only provided for 2009.
     Change in Pension Value and Nonqualified Deferred Compensation Earnings. The change in each executive’s pension value in the Summary Compensation Table is the change in our obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value of a benefit, as of December 31 of each respective year, that will be paid at the officer’s normal retirement date (age 65), based on the benefit formula and the executive’s current pay and service. In the case of Mr. Patterson, the Summary Compensation Table reflects the value of his postponed retirement benefit because he is older than his normal retirement age.
     Change in pension values may be a result of various sources such as:
•	Service accruals. As the executive earns an additional year of service, the present value of the liability increases because the officer has earned one year more service than he had at the prior measurement date.

•	Compensation increases/decreases since prior year. As the executive’s compensation increases, the present value of the liability increases because the officer’s average compensation under each plan has increased since the prior measurement date. If the executive’s compensation decreases, however, average compensation under each plan normally will not decrease as a result of the definition of average compensation.

•	Aging. The change in pension amounts shown in the Summary Compensation Table are present values of retirement benefits that will be paid in the future. Generally, as an executive who is under age 65 approaches retirement, the present value of the liability increases for each year that the executive is nearer to retirement.

•	Changes in assumptions since prior year. The change in benefit shown in the Summary Compensation Table is the present value of the increase in pension benefits during the applicable year. A discount rate and mortality table are used to calculate this value. The discount rates used under the Retirement Plan, the Restoration Plan and the Supplemental Executive Retirement Plan all decreased since the prior year, which caused an increase in the present value of the benefit as of December 31, 2009. The mortality table was updated since the prior year to reflect mortality improvements.
     The pension benefits and assumptions used to calculate these values are described in more detail in the section below entitled “– Pension Benefits.”
Grants of Plan-Based Awards
     The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2009:

								All		All
								Other		Other
								Stock		Option		Grant Date
								Awards:		Awards:	Exercise	Fair Value
		Estimated Future Payouts Under						Number of		Number of	or Base	of Stock
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Shares of		Securities	Price of	and
		Awards(1)			Equity Incentive Plan Awards(2)			Stock or		Underlying	Option	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold(3)	Target	Maximum	Units		Options	Awards	Awards(4)
Aubrey B. Patterson	—	$258,555	$783,500	$1,567,000	—	—	—	—		—	$—	$—
	3/25/09	—	—	—	8,811	26,700	53,400	—		—	—	444,822
	7/22/09	—	—	—	—	—	—	49,203	(5)	—	—	974,711
	11/2/09	—	—	—	—	—	—	—		93,186	22.39	629,006
L. Nash Allen, Jr.	—	18,019	54,603	101,206	—	—	—	—		—	—	—
William L. Prater	—	40,838	123,750	247,500	—	—	—	—		—	—	—
	3/25/09	—	—	—	475	1,440	2,880	—		—	—	23,990
	11/2/09	—	—	—	—	—	—	—		10,000	22.39	67,500
James V. Kelley	—	123,750	375,000	750,000	—	—	—	—		—	—	—
	3/25/09	—	—	—	4,026	12,200	24,400	—		—	—	203,252
	11/2/09	—	—	—	—	—	—	—		42,477	22.39	286,720
Gordon R. Lewis	—	53,625	162,500	325,000	—	—	—	—		—	—	—
	3/25/09	—	—	—	1,485	4,500	9,000	—		—	—	74,970
	11/2/09	—	—	—	—	—	—	—		20,000	22.39	135,000
W. James Threadgill, Jr.	—	48,015	145,500	291,000	—	—	—	—		—	—	—
	3/25/09	—	—	—	1,188	3,600	7,200	—		—	—	59,976
	11/2/09	—	—	—	—	—	—	—		15,000	22.39	101,250

(1)	The estimated payouts shown reflect cash bonus awards granted under the Executive Performance Incentive Plan for Messrs. Patterson and Kelley and cash bonus awards granted under the Home Office Incentive Plan for Messrs. Allen, Prater, Lewis and Threadgill, where receipt is contingent upon the achievement of certain performance goals. The threshold amount is equal to 33% of the target amount and the maximum amount is equal to 200% of the target amount. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Annual Incentive Compensation.”

(2)	Reflects the aggregate grant date fair value of performance shares granted under our 1994 Stock Incentive Plan that will be vested on January 1, 2012 upon the achievement of certain performance goals. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation.”

(3)	The amounts shown assume that the “circuit-breaker” feature (i.e., cumulative earnings per share over two years based on 70% of budget) is satisfied and threshold performance is achieved with respect to both of the performance measures (i.e., two-year cumulative earnings per share and two-year average deposits and other funding sources). For more information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation.”

(4)	With respect to performance shares granted under our 1994 Stock Incentive Plan, the amounts shown include the aggregate grant date fair value of such shares, assuming that target performance goals are attained during the 2009 through 2010 “performance period” and service continues through the 2011 “retention period.” For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation.”

(5)	This restricted stock vests ratably over three years beginning December 31, 2010.

Outstanding Equity Awards at 2009 Fiscal Year-End
     The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2009:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Unitsor Other Rights That Have Not Vested		Equity Incentive Plan Awards: Marketor Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)

Name	(Exercisable)	(Unexercisable)
Aubrey B. Patterson	75,000	—		—	$13.06	10/31/2010	—		$—	—		$—
	75,000	—		—	15.50	10/31/2011	—		—	—		—
	75,000	—		—	23.51	10/31/2013	—		—	—		—
	80,000	—		—	23.19	11/30/2015	—		—	—		—
	74,000	—		—	24.78	10/31/2013	—		—	—		—
	62,133	31,067	(3)	—	22.97	10/31/2014	—		—	—		—
	32,333	64,667	(4)	—	24.27	10/31/2015	—		—	—		—
	—	93,186	(5)	—	22.39	11/01/2016	—		—	8,811	(6)	206,706
	—	—		—	—	—	49,203	(7)	1,154,302	—		—
L. Nash Allen, Jr.(8)	—	—		—	—	—	—		—	—		—
William L. Prater	1,600	3,200	(4)	—	24.27	10/31/2015	—		—	—		—
	—	10,000	(5)	—	22.39	11/01/2016	—		—	475	(6)	11,144
James V. Kelley	30,000	—		—	15.50	10/31/2011	—		—	—		—
	30,000	—		—	19.18	10/31/2012	—		—	—		—
	32,000	—		—	23.51	10/31/2013	—		—	—		—
	32,000	—		—	24.03	10/31/2014	—		—	—		—
	35,000	—		—	23.19	11/30/2015	—		—	—		—
	33,000	—		—	24.78	10/31/2013	—		—	—		—
	33,666	16,834	(3)	—	22.97	10/31/2014	—		—	—		—
	16,834	33,666	(4)	—	24.27	10/31/2015	—		—	—		—
	—	42,477	(5)	—	22.39	11/01/2016	—		—	4,026	(6)	94,450
Gordon R. Lewis	6,000	—		—	23.51	10/31/2013	—		—	—		—
	6,000	—		—	24.03	10/31/2014	—		—	—		—
	6,000	—		—	23.19	11/30/2015	—		—	—		—
	2,400	—		—	24.78	10/31/2013	—		—	—		—
	3,200	1,600	(3)	—	22.97	10/31/2014	—		—	—		—
	5,000	10,000	(4)	—	24.27	10/31/2015	—		—	—		—
	—	20,000	(5)	—	22.39	11/01/2016	—		—	1,485	(6)	34,838
W. James Threadgill, Jr.	12,000	—		—	23.51	10/31/2013	—		—	—		—
	12,000	—		—	24.03	10/31/2014	—		—	—		—
	12,000	—		—	23.19	11/30/2015	—		—	—		—
	4,800	—		—	24.78	10/31/2013	—		—	—		—
	3,200	1,600	(3)	—	22.97	10/31/2014	—		—	—		—
	4,000	8,000	(4)	—	24.27	10/31/2015	—		—	—		—
	—	15,000	(5)	—	22.39	11/01/2016	—		—	1,188	(6)	27,871

(1)	The amounts shown reflect option awards granted under the 1994 Stock Incentive Plan.

(2)	Based upon the closing sale price of our common stock of $23.46 per share, as reported on the New York Stock Exchange on December 31, 2009.

(3)	These options become exercisable on November 1, 2010.

(4)	One half of these options becomes exercisable on each of November 1, 2010 and November 1, 2011.

(5)	One-third of these options becomes exercisable on each of November 2, 2010, November 2, 2011 and November 2, 2012.

(6)	Reflects the threshold award under a grant of performance shares made on March 25, 2009 under the 1994 Stock Incentive Plan that will be awarded on January 1, 2012 upon the achievement of certain performance goals and continued service. For more information about the awards, see “COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation — Long-Term Incentive Compensation.”

(7)	Restricted stock granted on July 22, 2009 vests ratably over three years beginning on December 31, 2010.

(8)	Mr. Allen’s unexercised options expired upon his retirement effective June 30, 2009.
Option Exercises and Stock Vested
     The following table shows the amounts received by the Named Executive Officers upon the exercise of options or the vesting of restricted stock during 2009:

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized Upon	Number of Shares	Value Realized on
Name	Exercise	Exercise(1)	Acquired on Vesting	Vesting
Aubrey B. Patterson	135,000	$772,200	—	—
L. Nash Allen, Jr.	37,600	87,264	—	—
William L. Prater	—	—	—	—
James V. Kelley	—	—	—	—
Gordon R. Lewis	—	—	—	—
W. James Threadgill, Jr.	—	—	—	—

(1)	The amounts shown reflect the number of shares acquired upon exercise of the options multiplied by the difference between the closing sale price of our common stock on the date of exercise, as reported on the New York Stock Exchange, and the exercise price of the options.
Pension Benefits
     The following table provides information regarding the present value of the accumulated benefit to each of the Named Executive Officers based on the number of years of credited service under our defined benefit retirement programs as of December 31, 2009:

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
Aubrey B. Patterson	Retirement Plan	37	$1,045,622	$—
	Restoration Plan	37	5,727,073	—
	Supplemental Executive Retirement Plan	N/A	1,680,839	—
L. Nash Allen, Jr.	Retirement Plan	41	263,465	725,210
	Restoration Plan	41	434,182	—
	Supplemental Executive Retirement Plan	N/A	372,882	—
William L. Prater	Supplemental Executive Retirement Plan	N/A	133,804	—
James V. Kelley	Retirement Plan	9(1)	582,166	—
	Restoration Plan	9(1)	533,826	—
	Supplemental Executive Retirement Plan	N/A	756,994	—
Gordon R. Lewis	Retirement Plan	9(2)	235,176	—
	Restoration Plan	9(2)	117,133	—
	Supplemental Executive Retirement Plan	N/A	373,716	—
W. James Threadgill, Jr.	Retirement Plan	24	356,908	—
	Restoration Plan	24	278,630	—
	Supplemental Executive Retirement Plan	N/A	284,360	—

(1)	At December 31, 2009, Mr. Kelley had 16 years of past credited service and an earned and accrued annual retirement benefit of $43,118 payable as a ten-year certain single life annuity under the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000 and is maintained by us.

(2)	At December 31, 2009, Mr. Lewis had three years of past credited service and an earned and accrued annual retirement benefit of $5,308 payable as a ten-year certain single life annuity under the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000 and is maintained by us.
     Retirement Plan. We maintain a tax-qualified, non-contributory, defined benefit retirement plan for our employees and those of our subsidiaries who have reached the age of 21, have completed one year of service and were hired prior to January 1, 2006. Employees hired on or after January 1, 2006 are eligible for a special profit sharing contribution to their account in the 401(k) Plan but are not eligible to participate in the Retirement Plan. The key provisions of the Retirement Plan are as follows:
•	Monthly benefit. Participants with a vested benefit will be eligible to receive retirement benefits, calculated using the following formula, each month for the rest of their lives beginning on their normal retirement date (i.e., the date they reach age 65):

–	0.65% of the average compensation times years of service up to 35 years; plus

–	0.65% of the average compensation in excess of “covered compensation” (average of the social security wage base) times years of service up to 35 years.
Additional provisions may apply for participants who worked for a company that was acquired by us. Benefits are limited to the annual benefit limit set forth in Internal Revenue Code Section 415, which was $195,000 per year in 2009.

•	Average compensation. Average compensation is the average of eligible pay earned over the period of five consecutive years that produces the highest average. This amount is subject to the annual compensation limit in Internal Revenue Code Section 401(a)(17), which was $245,000 in 2009.

•	Integration with Social Security (covered compensation). As permitted by the Internal Revenue Code, the Retirement Plan formula provides higher benefit accruals for participants earning in excess of covered compensation (a 35-year average of the taxable wage base) so that their total retirement income (including Social Security benefits) as a percentage of compensation will be comparable to that of other employees.

•	Vesting. Participants become vested after reaching five years of service.

•	Early retirement benefits. Participants may elect to retire prior to their normal retirement date. If they are at least age 55 and have at least ten years of service, then they may receive benefits early. In such cases, the monthly benefit will be calculated using the benefit formula described above, reduced by the sum of 6.67% times the number of years (up to five) that the participant elects to retire prior to the normal retirement date, plus 3.33% times the number of years (up to five) that the participant elects to retire prior to age 60.

•	Death benefits. The participant’s spouse will receive a monthly retirement income payable for life which is equal to the greater of (1) an amount equal to 50% of the amount the participant would have received if he or she had survived and elected the qualified joint and 50% contingent option payable at the earliest date allowed under the plan or (2) an amount that can be provided by the present value of the participant’s accrued benefit as of the participant’s date of death.

•	Disability benefits. If the participant remains totally and permanently disabled prior to normal retirement date, the participant will receive an amount equal to the accrued benefit the participant would have earned if he or she had continued in employment until his or her normal retirement date. The benefit is payable at normal retirement date.

•	Special note on lump sum payments. The Retirement Plan has limited the lump sum value of benefits accrued after December 31, 2003 to $20,000. If the lump sum value of the portion of the participant’s benefit that has accrued since December 31, 2003 exceeds $20,000, the participant will not be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits. Instead, the participant will be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits that accrued up to December 31, 2003. Then, the portion of the participant’s benefit that has accrued since December 31, 2003 will be available as a residual annuity payment in addition to the lump sum payment option.
     Restoration Plan. This plan provides a supplement to our pension plan for amounts that exceed the statutory limits on qualified plans under the Internal Revenue Code. As a result, the officers who participate in this plan will have a similar total retirement income as a percentage of total compensation as our other employees. This plan applies to compensation earned in excess of the limitation of Section 401(a)(17) of the Internal Revenue Code (i.e., $245,000 in 2009). It also provides benefits that would otherwise be reduced by the annual limitation on annuity payments under Section 415 of the Internal Revenue Code (i.e., $195,000 in 2009). Benefits are calculated by applying the same benefit formula that applies under the Retirement Plan to the average compensation earned by the participant in excess of these limits. For this purpose, average compensation is the same as defined in the Retirement Plan but excludes commissions. Benefits are forfeited if the participant has not earned five years of vesting service under our pension plan, is terminated for cause or violates certain noncompete or confidentiality covenants. Benefits are paid out of our general assets and are not dependent on investment returns or interest earned. Benefits are paid in the form of an annuity at the later of age 55 or separation from service. Employees hired on or after January 1, 2006 are not eligible to participate in the Restoration Plan.
     In general, the provisions for the Restoration Plan are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code in connection with compensation and benefits. The net benefit payable under the plan is the difference between this gross benefit and the benefit payable by the Retirement Plan.
     Supplemental Executive Retirement Plan. We sponsor a non-qualified, non-contributory, unfunded defined benefit pension arrangement for select key employees. Benefits are paid out of our general assets and are not impacted by investment returns or interest earned. The key provisions of the Supplemental Executive Retirement Plan are as follows:
•	Monthly benefit. Eligible participants will receive 15% of average compensation, payable on the date of the participant’s retirement after age 65.

•	Average compensation. Average compensation is the average of eligible pay earned over the period of 36 months that produces the highest average. For those who retired before January 1, 2010, average compensation was based on a participant’s final 36 months of compensation. Commissions are excluded from earnings in this plan.

•	Eligibility. Participants are a select group of management or highly compensated employees who are designated by the Executive Compensation and Stock Incentive Committee to participate.

•	Early retirement benefits. Participants may elect to retire and commence payments as early as age 55. The monthly benefit is calculated in the same manner as the normal retirement benefit, but is reduced 5% for each year that the participant elects to retire prior to age 65.

•	Death, disability and change in control benefits. If a participant dies or becomes totally and permanently disabled prior to retirement, the participant’s designated beneficiary will receive the early retirement benefit described above, but such an amount will not be less than one-half of the normal retirement benefit (i.e., 7.5% of average monthly compensation). Upon termination of employment following a change in control, the participant will receive the full retirement benefit with no reduction for termination prior to age 65.

•	Form of benefit payment. All benefits will be paid in equal consecutive monthly installments over a period of ten years.

•	Forfeiture of benefits. Except in the event of death, disability or a change in control, benefits under the plan are forfeited by participants who terminate employment prior to age 55. Benefits are also forfeited if a participant violates noncompete or confidentiality covenants.
     Compounding Effect of Compensation Increases. The Executive Compensation and Stock Incentive Committee is aware that compensation increases for executive officers have the effect of enhancing benefits under its pension programs, particularly the Restoration Plan and the Supplemental Executive Retirement Plan. In general, these are defined benefit programs that are based on average compensation over three and five years. Salary and bonus increases tend to have only a modest compounding impact on total amounts received by executives. Towers Watson, in its capacity as benefits consultant and pension actuary, provides us with relevant information so that the committee is able to consider the compounding effect of compensation adjustments under these programs.
     Assumptions Used to Calculate Pension Values. Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions have been applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, “Compensation — Retirement Benefits,” or FASB ASC Topic 715, on the measurement date, although SEC rules specify certain exceptions (as noted in the table below).

     The changes in the pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year). The accumulated pension values shown in the Pension Benefits Table are based on the assumptions applied as of December 31, 2009.
     The following key assumptions are used to determine the pension values:

Assumption	Basis for Assumption	December 31, 2008	December 31, 2009
Discount rate	Under SEC rules, discount rate used to measure pension	6.25% for the	6.00% for the
	liabilities under FASB ASC Topic 715.	Retirement Plan;	Retirement Plan;
		6.50% for the	5.85% for the
		Restoration Plan and	Restoration Plan;
		Supplemental	5.35% for the
		Executive	Supplemental
		Retirement Plan	Executive Plan
Rate of future salary increases	Under SEC rules, no salary projection.	0%	0%
Form of payment	Retirement Plan: normal form of payment.(1)	Life annuity	Life annuity
	Restoration Plan: normal form of payment.(2)	Specified by	Specified by
		participant	participant
	Supplemental Executive Retirement Plan: normal form of	Ten-year certain	Ten-year certain
	payment.	annuity	annuity
Date of retirement	For Summary Compensation Table and Pension Benefits	Age 65(3)	Age 65(3)
Table, use normal retirement age pursuant to SEC rules.
	For Potential Payments Upon Termination or Change-in-Control Tables, use December 31, 2009.	Immediate(4)	Immediate(4)
Lump sum interest rate	For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.	Rates as specified at the time of payment by the Treasury under §417(e) of Internal Revenue Code	Assumed equal to the discount rate used for the Retirement Plan

	For Potential Payments Upon Termination or Change-in-Control Tables, use interest rate defined by the plan for the upcoming plan year pursuant to§417(e) of Internal Revenue Code.	Rates as specified at the time of payment by the Treasury under §417(e) of Internal Revenue Code	Rates as specified at the time of payment by the Treasury under §417(e) of Internal Revenue Code
Post-retirement	For Summary Compensation Table and Pension Benefits	RP-2000	RP-2000 (male and
mortality	Table, use same assumption to measure pension		female) projected to
	liabilities under FASB ASC Topic 715.		2010
	For Potential Payments Upon Termination or Change-in-Control Tables, use Mortality Table pursuant to §417(e) of Internal Revenue Code.	RP-2000 (50/50 Blend) projected to 2008	RP-2000 (50/50 Blend) projected to 2009

(1)	For the Retirement Plan, information in the Summary Compensation Table and the Pension Benefits Table assumes the normal form of payment is a life annuity. For these tables, it is assumed that 5% of participants elect the normal form for benefits accrued prior to January 1, 2004 and 95% elect a lump sum payment for benefits accrued prior to January 1, 2004. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. Results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity. For more information, see the subsection above entitled “— Retirement Plan — Special Note on Lump Sum Payments.”

(2)	For the Restoration Plan, certain participants were allowed to make an election as of December 31, 2008 to receive the benefits accrued prior to January 1, 2004 as a lump sum payment or as a life annuity. Messrs. Patterson, Kelley and Threadgill elected to receive life annuities, while Messrs. Allen and Lewis elected to receive lump sum payments. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. In the event that a lump sum payment was elected, results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity.

(3)	Mr. Patterson is older than his normal retirement age. His retirement benefit is instead calculated as of December 31, 2009.

(4)	For the Retirement Plan and the Restoration Plan, participants may retire immediately under the early retirement provisions of each plan if they have reached age 55 and earned at least ten years of vesting service. Participants who retire prior to age 65 and do not meet early retirement eligibility requirements may elect an immediate annuity that is actuarially equivalent to their accrued benefit. For the Supplemental Executive Retirement Plan, participants may retire immediately under the early retirement provisions of the plan if they have reached age 55. Participants who terminate employment prior to retirement eligibility will not be eligible for a benefit under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation
     The following table shows the activity during 2009 and the aggregate balance held by each of the Named Executive Officers at December 31, 2009 under the Deferred Compensation Plan:

				Aggregate	Aggregate Balance
	Executive	BancorpSouth	Aggregate	Withdrawals/	at December 31,
Name	Contributions	Contributions	Earnings(1)	Distributions	2009
Aubrey B. Patterson	$16,500	$––	$8,256	$––	$380,968
L. Nash Allen, Jr.	8,077	––	2,833	––	130,100
William L. Prater	––	––	––	––	––
James V. Kelley	––	––	––	––	––
Gordon R. Lewis	58,311	––	1,951	––	113,683
W. James Threadgill, Jr.	––	––	––	––	––

(1)	The amounts shown reflect interest earned with respect to deferred compensation during 2009. Because the interest rate on deferred compensation did not exceed 120% of the applicable federal long-term rate, these amounts are not reflected in the Summary Compensation Table.
     We maintain the Deferred Compensation Plan as a nonqualified contribution benefit arrangement for our executive officers. This plan permits eligible employees to elect to defer a portion of their compensation. We do not make a matching or other contribution under this plan. Each participant’s account is credited with interest effective June 30 and December 31 of each calendar year. Interest shall be credited at the rate equal to the yield on the most recently-issued U.S. Treasury note with an original maturity of ten years or the most recently-issued U.S. Treasury note with an original maturity of one year, whichever is greater, as quoted in The Wall Street Journal for the last business day of the calendar year. Participant accounts are distributed following retirement or separation from service in installment payments over ten years, unless the participant timely elects a different form of payment. Generally, payments cannot commence until six months following separation from service.
     This plan supplements our tax-qualified 401(k) Profit Sharing Plan and Trust (formerly known as our Amended and Restated Salary Deferral — Profit Sharing Employee Stock Ownership Plan), as the Internal Revenue Code limits the amounts that can be accrued in a qualified plan for highly paid executives. The Deferred Compensation Plan is subject to the rules under Section 409A of the Internal Revenue Code and was revised in 2009 to comply with requirements in final regulations that were issued by the Treasury Department.
Potential Payments Upon Termination or Change-in-Control
     The following tables show the amounts that each Named Executive Officer would have received assuming that the Named Executive Officer resigned or retired, his employment was terminated, a change in control occurred or he died or became disabled effective December 31, 2009:
Mr. Patterson

			Involuntary	Termination
Executive Benefits and Payments upon			Termination	Related to Change		Death or
Termination	Retirement		without Cause	in Control		Disability
Base Salary	$––		$––	$2,350,500	(1)	$––
Non-Equity Incentive Plan Compensation	681,645	(2)	––	4,701,000	(3)	681,645	(4)
Options (unexercised)	––		––	115,525	(5)	––
Restricted Stock or Performance Shares (unvested)(6)	––		––	1,780,684		––
Insurance Benefits	––		––	43,562	(7)	––
Restoration Plan	554,001	(8)	554,001 (8)	554,001	(8)	537,947	(9)
Supplemental Executive Retirement Plan(10)	215,205		215,205	215,205		215,205
Accrued Vacation	66,919		66,919	66,919		66,919
Perquisites	––		––	48,705	(11)	––
Excise Tax Gross-up	––		––	2,698,418	(12)	––

Mr. Kelley

			Involuntary		Termination
Executive Benefits and Payments upon			Termination		Related to Change		Death or
Termination	Retirement		without Cause		in Control		Disability
Base Salary	$––		$––		$1,500,000	(1)	$––
Non-Equity Incentive Plan Compensation	326,250	(2)	––		2,250,000	(3)	326,250	(4)
Options (unexercised)	––		––		53,729	(5)	––
Restricted Stock or Performance Shares (unvested)(6)	––		––		286,212		––
Insurance Benefits	––		––		43,562	(7)	––
Restoration Plan	43,683	(13)	43,683	(13)	43,683	(13)	40,510	(14)
Supplemental Executive Retirement Plan(10)	92,703		92,703		123,603		92,703
Accrued Vacation	42,705		42,705		42,705		42,705
Perquisites	––		––		62,157	(11)	––
Excise Tax Gross-up	––		––		1,380,485	(12)	––

(1)	The amounts shown reflect a payment of 300% of the executive’s annual base compensation in effect at the time of the change in control if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement.

(2)	The amounts shown reflect the cash bonus amount that would have been awarded under the Executive Performance Incentive Plan because the appropriate performance goals were reported as having been attained during 2009. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Impact of Revised Financial Statements for the Year Ended December 31, 2009.”

(3)	The amounts shown reflect a payment of 300% of the highest annual bonus amount the executive would have been eligible to receive during 2009 if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement. Pursuant to the Executive Performance Incentive Plan, participants would have also received the maximum incentive bonus payable if we had experienced a change in control.

(4)	The amounts shown reflect the cash bonus amount that would have been awarded under the Executive Performance Incentive Plan because the appropriate performance goals were reported as having been attained during 2009. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Impact of Revised Financial Statements for the Year Ended December 31, 2009.”

(5)	The amounts shown reflect the value of the shares of our common stock underlying the unvested options that would have become vested in accordance with the 1994 Stock Incentive Plan, assuming payment of an exercise price of $22.97 per share for options granted in 2007 and a market value of $23.46 based upon the closing sale price of our common stock as reported on the New York Stock Exchange on December 31, 2009. Options granted in 2006 and 2008 were assumed to be unexercised because the exercise price of such options exceeded the market value reported on December 31, 2009. The amounts shown would have been payable upon a change in control, irrespective of termination of the executive’s employment.

(6)	The amounts shown reflect that, because of the achievement of the enumerated performance goals during 2009, the outstanding, unvested performance shares would have become vested in accordance with the 1994 Stock Incentive Plan.

(7)	The amounts shown reflect the premiums for medical, disability and life insurance benefits that would have been provided for a 36-month period in accordance with the executive’s Change in Control Agreement.

(8)	Mr. Patterson would have received a life annuity of $554,001 per year payable as of January 1, 2010.

(9)	Upon Mr. Patterson’s death, his beneficiary would have received a life annuity of $537,947 per year payable as of January 1, 2010. Upon disability, Mr. Patterson would have received a life annuity of $554,001 per year payable as of January 1, 2010.

(10)	The amounts shown reflect an annuity that would have been payable as of January 1, 2010 for ten years pursuant to the Supplemental Executive Retirement Plan.

(11)	The amounts shown reflect general and executive fringe benefits offered to similarly situated executives including without limitation auto allowance, annual physical examination and civic and country club dues that would have been provided for a 36-month period in accordance with the executive’s Change in Control Agreement.

(12)	The amounts shown reflect a payment of all excise taxes imposed under Section 4999 of the Internal Revenue Code and any income and excise taxes that would have been payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the executive’s Change in Control Agreement. This calculation assumes the maximum federal income tax rate and is based on a five-year average of earnings reported on Form W-2 for the tax years 2004 through 2008.

(13)	Mr. Kelley would have received a life annuity of $43,683 per year payable as of January 1, 2010.

(14)	Upon Mr. Kelley’s death, his beneficiary would have received a life annuity of $40,510 per year payable as of January 1, 2010. Upon disability, Mr. Kelley would have received a life annuity of $98,623 per year payable as of September 1, 2014.

Mr. Lewis

			Involuntary
Executive Benefits and Payments upon			Termination without	Termination Related to
Termination	Retirement		Cause	Change in Control		Death or Disability
Base Salary	$—		$—	$650,000	(1)	$—
Non-Equity Incentive Plan Compensation	108,753	(2)	—	315,438	(3),(4)	108,753	(5)
Options (unexercised)	—		—	22,184	(6)	—
Restricted Stock or Performance Shares (unvested)(7)	—		—	105,570		—
Insurance Benefits	—		—	29,041	(8)	—
Restoration Plan	27,717	(9)	27,717 (9)	27,717	(9)	27,376	(10)
Supplemental Executive Retirement Plan(11)	45,568		45,568	60,758		45,568
Accrued Vacation	24,664		24,664	24,664		24,664
Perquisites	—		—	22,241	(12)	—
Excise Tax Gross-up	—		—	—	(13)	—
Mr. Prater

			Involuntary
Executive Benefits and Payments upon			Termination without		Termination Related to
Termination	Retirement		Cause		Change in Control		Death or Disability
Base Salary	$—		$—		$550,000	(1)	$—
Non-Equity Incentive Plan Compensation	107,663	(2)	—		106,601	(3),(4)	107,663	(5)
Options (unexercised)	—		—		10,700	(6)	—
Restricted Stock or Performance Shares (unvested)(7)	—		—		33,782		—
Insurance Benefits	—		—		29,041	(8)	—
Restoration Plan	—	(14)	—	(14)	—	(14)	—	(14)
Supplemental Executive Retirement Plan(11)	—		—		37,979		18,964
Accrued Vacation	12,197		12,197		12,197		12,197
Perquisites	—		—		20,030	(12)	—
Excise Tax Gross-up	—		—		—	(13)	—
Mr. Threadgill

			Involuntary
Executive Benefits and Payments upon			Termination without		Termination Related to
Termination	Retirement		Cause		Change in Control		Death or Disability
Base Salary	$—		$—		$582,000	(1)	$—
Non-Equity Incentive Plan Compensation	167,689	(2)	—		582,000	(3)	167,689	(5)
Options (unexercised)	—		—		16,834	(6)	—
Restricted Stock or Performance Shares (unvested)(7)	—		—		84,456		—
Insurance Benefits	—		—		29,041	(8)	—
Restoration Plan	22,143	(15)	22,143	(15)	22,143	(15)	17,450	(16)
Supplemental Executive Retirement Plan(11)	30,390		30,390		60,780		30,390
Accrued Vacation	678		678		678		678
Perquisites	—		—		23,616	(12)	—
Excise Tax Gross-up	—		—		—	(13)	—
Mr. Allen(17)

		Involuntary	Termination Related
Executive Benefits and Payments upon		Termination without	to Change in
Termination	Retirement	Cause	Control	Death or Disability
Base Salary	$—	$—	$—	$—
Non-Equity Incentive Plan Compensation	—	—	—	—
Options (unexercised)	—	—	—	—
Restricted Stock or Performance Shares (unvested)	—	—	—	—
Insurance Benefits	—	—	—	—
Restoration Plan	—	—	—	—
Supplemental Executive Retirement Plan	—	—	—	—
Accrued Vacation	—	—	—	—
Perquisites	—	—	—	—
Excise Tax Gross-up	—	—	—	—

(1)	The amounts shown reflect a payment of 200% of the executive’s annual base compensation in effect at the time of the change in control if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement.

(2)	The amounts shown reflect the cash bonus amount that would have been awarded under the Home Office Incentive Plan because the appropriate performance goals were reported as having been attained during 2009. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS — Impact of Revised Financial Statements for the Year Ended December 31, 2009.”

(3)	The amounts shown reflect a payment of 200% of the highest annual bonus amount the executive would have been eligible to receive during 2009 if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement. Pursuant to the Home Office Incentive Plan, participants would have also received the maximum incentive bonus payable if we had experienced a change in control.

(4)	The non-equity incentive plan compensation for each of Messrs. Lewis and Prater would have been reduced to the amounts shown from $650,000 and $495,000, respectively, pursuant to the terms of his Change in Control Agreement in order to avoid exceeding the Section 280G limits.

(5)	The amounts shown reflect the cash bonus amount that would have been awarded under the Home Office Incentive Plan because the appropriate performance goals were reported as having been attained during 2009. For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS — Impact of Revised Financial Statements for the Year Ended December 31, 2009.”

(6)	The amounts shown reflect the value of the shares of our common stock underlying the unvested options that would have become vested in accordance with the 1994 Stock Incentive Plan, assuming payment of an exercise price of $22.97 per share for options granted in 2007 and a market value of $23.46 based upon the closing sale price of our common stock as reported on the New York Stock Exchange on December 31, 2009. Options granted in 2006 and 2008 were assumed to be unexercised because the exercise price of such options exceeded the market value reported on December 31, 2009. The amounts shown would have been payable upon a change in control, irrespective of termination of the executive’s employment.

(7)	The amounts shown reflect that, because the enumerated performance goals were reported as having been attained during 2009, the outstanding, unvested performance shares would have become vested in accordance with the 1994 Stock Incentive Plan.

(8)	The amounts shown reflect the premiums for medical, disability and life insurance benefits that would have been provided for a 24-month period in accordance with the executive’s Change in Control Agreement.

(9)	Mr. Lewis would have received a lump sum payment of $27,717 payable December 31, 2009 plus a life annuity of $7,395 per year payable as of January 1, 2010. These amounts are based on estimates of Mr. Lewis’s compensation prior to 2000 because actual data was not available as of the date of this Proxy Statement. We do not believe, however, that these estimates have a material impact on the total value of Mr. Lewis’s benefit under the Restoration Plan.

(10)	Upon Mr. Lewis’s death, his beneficiary would have received a lump sum payment of $27,376 payable December 31, 2009 plus a life annuity of $6,668 per year payable as of January 1, 2010. Upon disability, Mr. Lewis would have received a life annuity of $21,472 per year payable as of August 1, 2014.

(11)	The amounts shown reflect an annuity that would have been payable as of January 1, 2010 for ten years pursuant to the Supplemental Executive Retirement Plan.

(12)	The amounts shown reflect general and executive fringe benefits offered to similarly situated executives including, without limitation, auto allowance, annual physical examination and civic and country club dues that would have been provided for a 24-month period in accordance with the executive’s Change in Control Agreement.

(13)	Change in control benefits do not include excise tax gross-up for the executive officers.

(14)	Mr. Prater is not a participant in the Restoration Plan.

(15)	Mr. Threadgill would have received a life annuity of $22,413 per year payable as of January 1, 2010.

(16)	Upon Mr. Threadgill’s death, his beneficiary would have received a life annuity of $17,450 per year payable as of January 1, 2010. Upon disability, Mr. Threadgill would have received a life annuity of $62,752 per year payable as of November 1, 2019.

(17)	Because Mr. Allen retired effective June 30, 2009, he was not eligible for any payments at December 31, 2009.
     We maintain certain compensatory arrangements that are intended to provide payments to the Named Executive Officers upon their resignation or retirement. These include the Retirement Plan, the Restoration Plan, the deferred pension arrangement and the 401(k) Plan, which are described above. We also maintain the Deferred Compensation Plan, which permits Named Executive Officers to elect to defer a portion of their compensation to retirement or termination of employment. Under certain circumstances, the compensatory arrangements described in the following paragraphs also provide payments or benefits upon resignation, retirement or termination of employment.
     Equity awards are generally forfeited upon an executive’s termination of employment but are fully vested in the event of an executive’s approved retirement or death or disability. All unexercisable options granted under our stock option plans, including options granted to the Named Executive Officers, become exercisable immediately if we undergo a change in control. Under the Executive Performance Incentive Plan and the Home Office Incentive Plan, if we experience a change in control, all participants will receive the maximum amount payable under the incentive bonus regardless of whether the applicable performance goals have been attained. This payment will be made as soon as practicable following the change in control.

     We implemented Change in Control Agreements with certain of our executive officers in 1999 at a time when “golden parachute” agreements were common in the marketplace to protect executives in the wave of consolidation in the banking industry. Common speculation at that time suggested that we were a potential takeover target. We have consistently been conservative in our compensation philosophy and, at that time, we had no change-in-control protections for key management. In general, we believed at that time and continue to believe that the relatively modest payouts and “double-trigger” feature of the agreements were and are appropriate to provide economic protection to the executives who would be most vulnerable in a change in control without unduly diminishing the return that would be provided to shareholders. The change in control agreements do not provide “walk-away” rights. The Executive Compensation and Stock Incentive Committee believes that the Change in Control Agreements are still needed to address a business contingency, and takes such arrangements into consideration in its compensation philosophy.
     We have entered into a Change in Control Agreement with each of Messrs. Patterson, Kelley, Lewis, Prater and Threadgill that provides certain benefits in the event that we experience a change in control and we terminate the officer’s employment without cause, or the officer resigns for cause within 24 months after the change in control. All cash benefits payable under the agreements will be paid in a single lump sum within ten days following the date of termination. A “change in control” is defined to include (1) any person or group becoming the beneficial owner, directly or indirectly, of 25% or more of our outstanding voting securities; (2) during any period of two consecutive years, a change in a majority of our Board of Directors (however, new directors who were approved by a two-thirds vote of the directors still in office who either were directors at the beginning of the period or were so approved by the Board of Directors do not count toward the change in a majority); (3) approval by our shareholders of a merger or consolidation with any other corporation, other than a merger or consolidation resulting in our voting securities immediately prior to the transaction representing more than 65% of the merged or consolidated securities; or (4) approval by our shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.
     The amount of benefits payable under the agreements to Messrs. Patterson and Kelley is 300% of the amount of annual base compensation and the highest annual bonus that the officer would otherwise be entitled to receive in the year that the change in control occurs. In addition, all insurance and fringe benefits that are offered to similarly situated employees immediately prior to the change in control will be provided for a period of 36 months and, if the officer is subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, we will reimburse him for all excise taxes that are imposed under Section 280G and any income and excise taxes payable by the officer as a result of any reimbursements for Section 280G excise taxes.
     The amount of benefits payable under the agreements to Messrs. Lewis, Prater and Threadgill is 200% of the amount of annual base compensation and the highest annual bonus that the officer would otherwise be entitled to receive in the year that the change in control occurs. In addition, all insurance and fringe benefits that are offered to similarly situated employees immediately prior to the change in control will be provided for a period of 24 months and, if the officer is subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, we will reimburse him for all excise taxes that are imposed under Section 280G and any income and excise taxes payable by the officer as a result of any reimbursements for Section 280G excise taxes.

DIRECTOR COMPENSATION
     The following table provides information with respect to non-employee director compensation for the fiscal year ended December 31, 2009:

						Change in Pension
						Value and Nonqualified
	Fees Earned or Paid				Non-Equity	Deferred
	in	Fees Earned or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name(1)	Cash(2)	Stock(2),(3)	Awards(4)	Awards(5)	Compensation	Earnings	Compensation	Total
James E. Campbell, III	$—	$45,500	$11,741	$—	$—	$—	$—	$57,241
Hassell H. Franklin*	36,875	36,875	11,741	—	—	—	—	85,491
W. G. Holliman, Jr.*	38,750	38,750	11,741	—	—	—	—	87,241
Larry G. Kirk*,(6)	32,875	32,875	11,741	—	—	—	—	77,491
Turner O. Lashlee	30,500	30,500	11,741	—	—	—	—	72,741
Guy W. Mitchell, III	—	46,000	11,741	—	—	—	—	57,741
R. Madison Murphy(6)	25,500	25,500	11,741	—	—	—	—	62,741
Robert C. Nolan	29,625	29,625	11,741	—	—	—	—	70,991
W. Cal Partee, Jr.(6)	—	52,750	11,741	—	—	—	—	64,491
Alan W. Perry	—	48,750	11,741	—	—	—	—	60,491

*	Committee Chair.

(1)	Messrs. Patterson and Kelley, who are our employees, do not receive compensation for serving as members of the Board of Directors.

(2)	Our directors are required to take at least 50% of the fees payable to them for their service as directors (annual retainers and meeting attendance fees) in the form of our common stock. A director may elect to take a larger percentage of his fees in our common stock. Payments in stock are valued at market price on the date the fee is paid. Further, certain of our directors (Messrs. Franklin, Holliman and Kirk) have elected under our Deferred Directors’ Fee Unfunded Plan to defer receipt of all or a portion of the cash fees to which they are entitled until such time as they cease to be directors.

(3)	The amounts shown reflect the aggregate grant date fair value for fees received in the form of our common stock.

(4)	The amounts shown reflect the aggregate grant date fair value with respect to 500 restricted stock units granted to each non-employee director under the 1995 Non-Qualified Stock Option Plan for Non-Employee Directors.

(5)	No options were granted to non-employee directors during 2009. As of December 31, 2009, the aggregate number of shares of our common stock underlying outstanding options were as follows:

	Number of Securities Underlying
	Outstanding Option Awards
Name	(Exercisable)	(Unexercisable)
James E. Campbell, III	—	—
Hassell H. Franklin	28,800	—
W. G. Holliman, Jr.	28,800	—
Larry G. Kirk	21,600	—
Turner O. Lashlee	28,800	—
Guy W. Mitchell, III	18,000	—
R. Madison Murphy	25,200	—
Robert C. Nolan	25,200	—
W. Cal Partee, Jr.	21,600	—
Alan W. Perry	28,800	—

(6)	Messrs. Kirk, Murphy and Partee were each inadvertently underpaid $750 for Audit Committee fees in 2009, which amounts were paid in 2010.
     Directors who are also our employees receive no additional compensation for serving on our Board of Directors or any committee thereof. Each of our directors also currently serves on the Board of Directors of BancorpSouth Bank. Our non-employee directors receive the following compensation for their service:

•	An annual retainer of $30,000 for serving on the board of directors;

•	A meeting fee of $2,000 for each regular or special meeting of the Board of Directors of BancorpSouth Bank attended;

•	Members of the Executive Committee receive a fee of $2,000 for each committee meeting attended;

•	Members of other standing committees of either board receive $1,500 for each committee meeting attended;

•	One-half of the applicable fee for each board or committee meeting attended via conference call;

•	Chairmen of standing or special committees of the Board of Directors, other than the Audit Committee, receive an additional annual retainer of $3,000; and

•	The Chairman of the Audit Committee receives an additional annual retainer of $10,000.
Directors are also reimbursed for necessary travel expenses and are insured under our group life insurance plan for amounts of $15,000 to age 65 and $9,750 from age 65 until reaching age 70.
     Each of our non-employee directors participated in our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors. Prior to 2008, the 1995 Non-Qualified Stock Option Plan automatically granted options to purchase 3,600 shares of our common stock to non-employee directors on May 1 of each year. Options can be exercised at any time after the date of the annual meeting of shareholders that follows the date of grant, provided that the director continuously serves during that term. The exercise price of an option is the fair market value of the common stock on the date of grant. Options expire upon the earlier of ten years after the date of grant or termination of service as a director. The 1995 Non-Qualified Stock Option Plan is administered by the Nominating Committee, which may not deviate from the express annual awards provided for in the plan. A total of 964,000 shares of common stock are currently reserved for issuance under the 1995 Non-Qualified Stock Option Plan. As of January 31, 2010, options to exercise 486,436 shares of common stock have been granted under this plan, of which 198,964 options have been exercised.
     In 2008, shareholders approved an amendment to the 1995 Non-Qualified Stock Option Plan that, among other things, provides for the grant of restricted stock units. A restricted stock unit is the right to receive stock (but not dividends) on a future vesting date. Under the plan, restricted stock units will vest on the date of the first annual meeting of shareholders that follows the date of the award. In May 2009, the Nominating Committee granted 500 restricted stock units to the ten non-employee directors as of the date of grant. As a result of the 2008 amendment to the 1995 Non-Qualified Stock Option Plan, the Nominating Committee has the discretion to grant non-qualified stock options, restricted stock and restricted stock units to our non-employee directors.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors consists of three directors, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange. The Audit Committee held 13 meetings in 2009. These meetings facilitated communication with senior management, the internal auditors and BancorpSouth’s independent registered public accounting firm. During 2009, the Audit Committee held discussions with the internal auditors and BancorpSouth’s independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of BancorpSouth’s financial reporting and internal controls.
     The role and responsibilities of the Audit Committee are set forth in the charter adopted by the Board of Directors, a copy of which is available on BancorpSouth’s website at www.bancorpsouthonline.com on the Investor Relations webpage under the caption “Corporate Information — Committee Charting.” In fulfilling its responsibilities, the Audit Committee:
•	Reviewed and discussed with management BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2009 and BancorpSouth’s unaudited quarterly consolidated financial statements during 2009 (including the disclosures contained in BancorpSouth’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

•	Discussed with KPMG LLP, BancorpSouth’s independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present; and

•	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence.
     Based on the Audit Committee’s review and discussions as described above, and in reliance thereon, the Audit Committee recommended to BancorpSouth’s Board of Directors that BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2009 be included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
Audit Committee:
Larry G. Kirk (Chairman)
R. Madison Murphy
W. Cal Partee, Jr.
     The information contained in this report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407(d), or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that BancorpSouth specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE REPORT
     The Executive Compensation and Stock Incentive Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Executive Compensation and Stock Incentive Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2009.
Executive Compensation and Stock Incentive Committee:
W.G. Holliman, Jr. (Chairman)
Hassell H. Franklin
Robert C. Nolan
     The information contained in this report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407(e)(5), or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that BancorpSouth specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     BancorpSouth Bank, our wholly-owned subsidiary, conducts banking transactions in the ordinary course of business with our officers and directors and their associates, affiliates and family members, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with persons not related to BancorpSouth and which do not involve more than the normal risk of collectibility or present other unfavorable features. While certain provisions of the Sarbanes-Oxley Act of 2002 generally prohibit us from making personal loans to our executive officers and directors, it permits BancorpSouth Bank to make loans to our executive officers and directors so long as such loans are on non-preferential terms. During the year ended December 31, 2009, BancorpSouth Bank made loans to our executive officers, directors and their family members that (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BancorpSouth Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.
     Pursuant to its charter and the Related Person Transaction Policy approved by our Board of Directors in April 2007, the Nominating Committee reviews and approves in advance all “related persons” transactions between us or BancorpSouth Bank and any of their “related persons” or affiliates, or transactions in which any of such persons directly or indirectly is interested or benefited. If advance approval of a related person transaction by the Nominating Committee is not practicable, then the related person transaction shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the Nominating Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In accordance with the Related Person Transaction Policy, no director is permitted to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the related person transaction to the Nominating Committee.
     Pursuant to the Related Person Transaction Policy, the Board of Directors has delegated to the Chair of the Nominating Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $100,000. In addition, the policy enumerates certain related person transactions that are deemed to be pre-approved or ratified, as applicable, by the committee.
     The Nominating Committee ratified the following transactions with related persons that occurred during 2009 in accordance with the terms of the Related Person Transaction Policy:
•	Clayton H. Patterson, the son of Chairman of the Board and Chief Executive Officer Aubrey B. Patterson, was employed by BancorpSouth Bank as a Senior Vice President during 2009;

•	James Kevin Martin, the son-in-law of Aubrey B. Patterson, was employed as an Administration Officer for Network Services of BancorpSouth Bank in 2009; and

•	Lashlee-Rich, Inc., a private company of which Mr. Lashlee, a member of our Board of Directors, is an owner and serves as Chairman, performed construction work on some of BancorpSouth Bank’s branches in 2009.
     During 2009, each of Messrs. Patterson and Martin was paid an aggregate amount of compensation and received other benefits comparable to those received by employees having similar positions. The compensation of each was established by BancorpSouth Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.
     For more information on the transaction with Lashlee-Rich, Inc., see the section above entitled “CORPORATE GOVERNANCE — Director Independence.”

GENERAL INFORMATION
Counting of Votes
     All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be voted on by ballot. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, receive votes on ballots, hear and determine all challenges and questions in any way arising in connection with the right to count and tabulate all votes and determine the result. Each proposal presented herein to be voted on at the annual meeting must be approved by the affirmative vote of the holders of the number of shares described under such proposal. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” and will be disregarded in the calculation of a plurality or of “votes cast.” Therefore, abstentions will have no effect on those matters that require approval by the votes cast in favor of the action exceeding the votes cast in opposition of the action (i.e. the proposal to ratify the appointment of our independent registered public accounting firm and the shareholder proposal).
     Inspectors of election will treat shares referred to as “broker non-votes” (i.e., shares held of record by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote with respect to proposals that do not relate to “routine” matters, such as ratifying the appointment of our independent registered public accounting firm) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote (i.e. the election of our directors and the shareholder proposal), however, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Because the shareholder proposal is not a routine matter and will be approved only if the votes cast for the proposal exceed the votes cast against the proposal, broker non-votes on this proposal will have no effect.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. These officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms and certain other forms that they file. There are specific due dates for these reports, and we are required to report in this Proxy Statement any failure to file reports timely as required for 2009. Based solely upon a review of the applicable filings on the SEC’s EDGAR website, copies of reports furnished to us and written representations that no other reports were required, we believe that these reporting and filing requirements were complied with for 2009 except that each of our non-employee directors inadvertently filed a late Form 4 on May 4, 2009 as a result of a miscalculation of the vesting date of restricted stock granted in 2008. The restricted stock vested on April 22, 2009. In addition, Mr. Harder filed a late Form 4 on February 1, 2010 with respect to transactions that occurred in November 2009 in connection with his participation in the 401(k) Plan.
Shareholder Nominations and Proposals
     Shareholders who would like to recommend director nominees or make a proposal for consideration at the 2011 annual meeting of shareholders should submit the nomination or proposal, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2) promulgated under the Securities Exchange Act of 1934, as amended, in writing and mailed to the Corporate Secretary at the address listed below. We must receive all such nominations and proposals not later than November 26, 2010 in order for the nomination or proposal to be included in our proxy statement. Shareholder nominations and proposals submitted after November 26, 2010 but before December 26, 2010, will not be included in our proxy statement, but may be included in the agenda for our 2011 annual meeting if submitted to our Corporate Secretary at the address listed below and if such nomination or proposal includes:
•	The name and address of the shareholder;

•	The class and number of shares of common stock held of record and beneficially owned by such shareholder;

•	The name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of common stock are registered on our stock transfer books;

•	A representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•	A brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders;

•	Any personal or other material interest of the shareholder in the business to be submitted;

•	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	All other information relating to the nomination or proposed business that may be required to be disclosed under applicable law.
In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information we reasonably request. Such notice shall be sent to the following address:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary
Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded and, upon the instructions of the presiding officer of the annual meeting, all votes cast for each such nominee and such proposal will be disregarded.
     The individuals named as proxies on the proxy card for our 2011 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in our proxy statement for the 2011 annual meeting, unless we receive notice of the matter to be proposed not earlier than November 26, 2010 nor later than December 26, 2010 and in accordance with the requirements listed above. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of the proposal and how the proxies intend to exercise their discretion to vote on these matters, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.
Householding of Proxy Materials and Annual Reports
     The SEC rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding, however, will continue to receive separate proxy cards. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold our common stock as a registered shareholder and prefer to receive separate copies of a proxy statement and/or annual report either now or in the future, please call 1-800-368-5948 or send a written request to:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary
     If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and annual reports and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report by calling 1-800-368-5948 or sending a written request to the address above.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
     This Proxy Statement and our 2009 Annual Report to Shareholders are available at www.bancorpsouth.com/proxy. If you wish to attend the annual meeting and need directions, please call us at 1-888-797-7711.
Miscellaneous
     We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of common stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.
     Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted with respect to such matters in accordance with the judgment of the person or persons voting such proxies, subject to the direction of our Board of Directors.
     A copy of our 2009 Annual Report to Shareholders has been mailed to all shareholders entitled to notice of and to vote at the annual meeting.
     A copy of our Annual Report on Form 10-K for the year ended December 31, 2009 will be furnished without charge to any shareholder who requests such report by sending a written request to:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary

     A copy of our Form 10-K may also be obtained without charge on our website at www.bancorpsouthonline.com on our Investor Relations webpage under the caption “SEC Filings — Documents” and through the SEC’s website at www.sec.gov.

BANCORPSOUTH, INC.

AUBREY B. PATTERSON
Chairman of the Board
and Chief Executive Officer
March 26, 2010

PLEASE MARK VOTES REVOCABLE PROXY AS IN THIS EXAMPLE BancorpSouth, Inc. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ANNUAL MEETING OF SHAREHOLDERS ALL THE NOMINEES AND FOR PROPOSAL 2. WithFor All DATE: APRIL 28, 2010 TIME: 9:00 A.M. (CENTRAL TIME) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder of record hereby appoints James E. Campbell, III, Hassell H. Franklin and Turner O. Lashlee, or any of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of BancorpSouth, Inc. (the “Company”), to be held at BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi on Wednesday, April 28, 2010, at 9:00 a.m., Central Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting. For hold Except 1. Election of Directors Nominees: (1) Larry G. Kirk (2) Guy W. Mitchell, III (3) R. Madison Murphy (4) Aubrey B. Patterson INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. 2. To ratify the appointment of KPMG LLP as For Against Abstain BancorpSouth, Inc.’s independent registered public accounting firm for the year ended December 31, 2010. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3. For Against Abstain 3. To approve a shareholder proposal requesting necessary steps be taken to cause the annual election of all directors, if properly presented at the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2, AGAINST Proposal 3 and in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the Annual Meeting. Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign. Detach above card, sign, date and mail in postage paid envelope provided. BancorpSouth, Inc. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.